                                                                   EXHIBIT 10.15

                              MAGINET CORPORATION
                   405 Tasman Drive, Sunnyvale, CA 94089 USA
                     Tel (408) 752-1000 Fax (408) 734-1687



September 15, 1995

Hyatt International-Asia Pacific Limited
3rd Floor, Hyatt Regency Hong Kong
67 Nathan Road
Kowloon
Hong Kong

Hyatt Chain Services Limited
Suite 31 A, New Henry House
10 Ice House Street
Central Hong Kong

RE: GUEST VIDEO SERVICES AGREEMENT

Gentlemen:

This is written in reference to that certain Master Guest Video Services Agreement (the "Master Agreement") dated August 11 1995, by and among Hyatt International-Asia Pacific Limited ("Hi"), Hyatt Chain Services Limited ("Hyatt Services"; collectively, with HI, being herein "Hyatt"), MagiNet International Corporation ("MagiNet") and Guest Serve Development Group (GDG).

In order to induce HI and Hyatt Services to enter into the Master Agreement, we hereby represent and warrant that our wholly-owned subsidiary, MagiNet, in its exclusive license agreement with GDG for the GDG Technology, as defined in the Master Agreement, will have both an escrow arrangement for GDG Technology source code as well as rights to access GDG Technology source code without triggering the escrow, as may be needed in order to insure that MagiNet will meet its commitments to Hyatt under the Master Agreement should GDG fail to perform under the Master Agreement. Accordingly, MagiNet will be in a position to ensure Hyatt's use of GDG Technology as contemplated in the Master Agreement in the event GDG should fail to perform thereunder prior to its expiration.

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

September 15, 1995
Page Two


We acknowledge that, in the event that at any time in the future any of the representations and warranties and statements above made should no longer be of full force and effect, this would constitute an event of default pursuant to
Section 26.1 of the Master Agreement.


MagiNet Corporation

By: /s/ R.R. Creager

Name: R. R. Creager

Title: President

Acknowledgment:

     We hereby confirm that the representations and warranties and statements made by MagiNet Corporation in the foregoing letter are true and valid in all respects, and that to the best of our knowledge, there are no facts or circumstances likely to prevent or interfere with their continuing veracity during the term of the Master Agreement.

Guest Serve Development Group


By: /s/ Philip S. Knudsen

Name:  Philip S. Knudsen

Title: CFO/DIRECTOR
Date:  9/15/95

                              MAGINET CORPORATION
                   405 Tasman Drive, Sunnyvale, CA 94089 USA
                     Tel (408) 752-1000 Fax (408) 734-1687


                             PERFORMANCE GUARANTEE
                             ---------------------

By this Guarantee MagiNet Corporation (hereinafter the "Guarantor"), a California corporation, the sole shareholder of MagiNet International Corporation (hereinafter "MagiNet"), is held and firmly bound unto Hyatt International-Asia Pacific Limited and Hyatt Chain Services Limited:
(hereinafter jointly called "Hyatt"), to guarantee unconditionally on written notice as provided below, the full performance by MagiNet of its obligations pursuant to that certain Master Guest Video Services Agreement dated August 11, 1995 (the "Contract") between and among Hyatt, MagiNet and Guest Serve Development Group respecting the provision of guest video services and systems to Hyatt hotels.

The condition of the above written guarantee is such that if MagiNet should, duly perform and observe all terms, provisions, conditions and stipulations of the said Contract according to the true purport, intent and meaning thereof, or if on default by MagiNet the Guarantor shall satisfy and discharge the obligations of MagiNet thereunder, then this obligation shall be null and void but otherwise shall remain in full force and effect, but no alteration of the terms of the said Contract or in the extent or nature of obligations of MagiNet thereunder, and no allowance of time by Hyatt nor any forbearance or forgiveness of or in respect of any matter or thing concerning the said Contract on the part of Hyatt shall in any way release the Guarantor from any liability under the above-written Guarantee, except insofar as MagiNet itself is released. Provided always that the above obligation of Guarantor to satisfy and discharge the obligations of MagiNet to Hyatt shall arise only on written notice from Hyatt that MagiNet has failed fully to satisfy and comply with any obligations of the said contract.

MagiNet Corporation

By: R. R. Creager

Title:.  President

Date:   9/15/95

                     MASTER GUEST VIDEO SERVICES AGREEMENT
                     -------------------------------------

This Master Guest Video Services Agreement (hereinafter referred to as this
"Agreement" or "Master Agreement"), is made this   day of August, 1995
("Effective Date") by and among Hyatt International-Asia Pacific Limited, a Hong Kong corporation ("Hyatt AP"), and Hyatt Chain Services Limited, a Hong Kong corporation ("Hyatt Services") (collectively the "Hyatt Parties"), Guestserve Development Group, a California corporation ("GDG"), and MagiNet International Corporation, a California corporation ("MagiNet"), which is a wholly-owned subsidiary of MagiNet Corporation (all such signatories herein being individually a "Party" and collectively the "Parties").

WHEREAS, the Hyatt Parties wish to arrange, for all hotels for which Hyatt AP has and will have responsibility during the term of this Agreement (the "Hotels"), for the procurement from GDG and MagiNet of consistent, high quality guest in-room video and audio content and all necessary hardware and software that will permit the transmission to hotel rooms and remote guest selection of such content (the "System," as further defined in Section 4. below) over each Hotel's video and audio transmission and receiving systems, including antenna systems (the "MATV," which includes all required wiring to the guest rooms);

WHEREAS, the Hyatt Parties wish to arrange for the updating, installation, operation and maintenance and current and future design and development of the System for and in the Hotels,, and the ongoing maintenance of the MATV (collectively the "Activities");

WHEREAS, GDG owns or is licensed to provide software programs and related hardware ("GDG Technology," as further described, represented and warranted in sections 4.1. and 19.2. below) which GDG represents and warrants meets the Technical Requirements (defined below) and will therefore permit GDG, MagiNet and, to the extent desired and permitted hereunder, the Hyatt Parties and others to perform the Activities;

WHEREAS, the Hyatt Parties and GDG recognize that GDG requires the assistance of one or more other persons and entities located in the countries in which the Hotels are or will be operated in undertaking the Activities;

WHEREAS, the System enables guests, in the privacy of the Hotels' guest rooms (the "Rooms"), to obtain full audio and visual access to off-air broadcast, satellite and cable television transmissions, on demand movies and televised events, interactive games, advertising (including infomercials), informational programs, product and services ordering systems, and other interactive activities, services and programming as provided hereunder and as may be agreed upon among the parties or between MagiNet and any Hotel (the"Content"), through channels provided through the System (the "Channels") and transmitted to the Rooms over the MATV, all in accordance with the specific requirements and general guidelines of Exhibit A (the "Technical Requirements");

WHEREAS, MagiNet has been performing similar activities on similar systems, providing Content in other hotels, and has represented that it is fully capable of undertaking the Activities, and GDG has warranted that it has assessed MagiNet's capabilities and believes MagiNet is fully capable of performing its obligations as defined herein;

WHEREAS, GDG and MagiNet will continue to work throughout the term of this Agreement

                                                            August 22, 1995

for the Hyatt Parties in developing new technologies, services, enhancements, hardware, software and Content for the Hyatt Parties, the Hotels and the System; and

WHEREAS, MagiNet is willing to install, operate and maintain the System in the Hotels, to upgrade and maintain the MATVs, and to procure movies, video games and other Content, GDG is willing to provide all necessary technical support to MagiNet to perform its obligations within respect to deployment of GDG Technology hereunder, and the Hyatt Parties and the Hotels wish to accomplish the same pursuant to this Master Agreement and separate individual agreements ("Individual Agreements") with each Hotel;

NOW, THEREFORE,, the Parties do hereby warrant, covenant and agree for good and valuable consideration duly received as follows:

1.   MASTER AGREEMENT
     ----------------

1.1. Consistent with the above recitals, which are incorporated herein as if set forth fully below, the Parties have agreed as follows:

     1.1.1. MagiNet will procure, install, operate and maintain, and undertake current and future design and development of, the System, the Content and the related MATV for and in the Hotels, with GDG's assistance with respect to the Activities relating to GDG Technology and with the participation and direction of the Hyatt Parties, Hotels and others, all as further provided for in the Technical Requirements and elsewhere in this Agreement. Except as otherwise provided herein, MagiNet and GDG shall be solely responsible for all capital and operating expenditures required to fulfill their obligations hereunder;

     1.1.2. GDG will provide all needed support on the GDG Technology to MagiNet, the Hyatt Parties and the Hotels that is necessary to accomplish the Activities;

     1.1.3. GDG has licensed or will license the GDG Technology to MagiNet so that the GDG Technology and any improvements thereon can be provided to the Hyatt Parties, the Hotels and other Hyatt entities according to the terms of this Agreement for as long as the Master Agreement is in effect. GDG has retained sufficient rights in the GDG Technology so that GDG can continue (i) to work on and improve the GDG Technology and all other necessary parts of the System,
             (ii) to select and work on the Content, and (iii) to provide further and continuing assistance to the Hyatt Parties and through MagiNet to the Hotels in connection with the System and the Content;

     1.1.4. The Hyatt Parties and the Hotels are hereby fully licensed as provided herein by GDG and MagiNet for as long as the Master Agreement is in effect to have and use the GDG Technology and any improvements thereon made by GDG, MagiNet and/or any third party acting under a license or contract from either party; and

                                                            August 22, 1995

     1.1.5. The Hyatt Parties are hereby fully licensed by GDG and MagiNet to have and use a software development tool kit (the "Tool Kit") that enables the Hyatt Parties to create their own Content for display on the System through the GDG Technology (as described in Section
             9.2 below). This license covers all uses in the Hotels by the Hyatt Parties and any other entities affiliated with the Hyatt Parties (the "Hyatt Affiliates") throughout the duration of this Master Agreement and for such time thereafter as permitted by this Agreement. Subject to GDG and MagiNet's consent, not to be unreasonably withheld, the Tool Kit will permit changes to the System required both to work on the Activities, System features and the Hyatt Property (defined below). Any Party making changes to the System will ensure that there is as little disruption of the Hotels' and others operations as possible. Any third parties selected by Hyatt Parties to be licensed to use the Tool Kit under this provision will enter into appropriate licensing and confidentiality agreements with GDG and MagiNet, such licenses to be at no cost and restricted to Hyatt Content (defined below) production only.

1.2. This Master Agreement governs the relationship of the Parties, and shall take precedence over the terms in each Individual Agreement insofar as the Parties' obligations are concerned unless all Parties hereto expressly agree in writing that such term(s) do not apply.

1.3. The language in this Master Agreement shall take precedence in the event of any inconsistency with language used in any exhibit or other attachment to this Agreement.

1.4. The Parties have agreed to enter into agreements containing the same terms as herein with respect to Hyatt International properties in Europe, Africa, the Middle East and Latin America (the "Related Hyatt Agreements").

2.   INDIVIDUAL AGREEMENTS
     ----------------------

2.1 The form that will be used for all Individual Agreements is attached as Exhibit B. As soon as practicable and legally permissible, beginning immediately with the signing of this Master Agreement, the Parties shall undertake commercially reasonable efforts to ensure that MagiNet and the Hotels have entered into Individual Agreements, and that GDG has entered into any needed agreements directly with each Hotel, so that the purposes of this Agreement can be achieved.

2.2. MagiNet may have distributors and subsidiaries act on its behalf insofar as is necessary for the installation, operation and maintenance of the System and the MATV at each Hotel. MagiNet and GDG hereby fully and directly guarantee the performance of the GDG Technology at the Hotels. MagiNet hereby fully and directly guarantees the performance of the System at the Hotels and of all distributors and subsidiaries performing all or part of any Individual Agreement. Subject to the dispute resolution provisions of this Agreement and the Individual

                                                            August 22, 1995

     Agreements, MagiNet and GDG agree that they remain fully obligated under the terms of this Agreement and all Individual Agreements for their respective obligations, so that the Hyatt Parties and each Hotel shall have full immediate and direct recourse against them for their respective obligations without ever being required first to proceed against any distributor, subsidiary or other third par,

2.3. The Hyatt Parties shall have no payment or any other obligations under any Individual Agreement. Any payments to be paid by the Hotels are and shall be the sole responsibility of the Hotels.

3.   TERMS OF THE AGREEMENTS
     -----------------------

3.1. The term of this Master Agreement will begin on the Effective Date and, will terminate seven (7) years after this date (the "Initial Termination Date"). This Master Agreement will continue thereafter for as long as any single Individual Agreement remains in effect. Upon termination, the Parties' obligations shall continue as to any required payments and audits not completed, and specifically as to sections 1.1.5., 4.5 (with respect to that portion of the manuals that deal with the tool kit), 9., 10., 15.7., 15.8., 20., 21., 28., and 30. of this Agreement.

3.2. On or about the expiration of the fifth year of the Master Agreement, the Parties will commence discussions regarding the possible extension of the Master Agreement for an additional term. Should no agreement be reached concerning such an extension prior to the Initial Termination Date, the Master Agreement and all Individual Agreements will be automatically extended after the Initial Termination Date to a date at least ninety (90) days after MagiNet's receipt of written notice of the Hyatt Parties' and/or a given Hotel's intent to terminate the particular agreement(s) involved.

3.3. Each Individual Agreement will continue to be effective at least until the Initial Termination Date. Upon the expiration of one or more Individual Agreements, or the refusal of MagiNet to install the System at a Hotel as permitted under section 3.4 of this Agreement, other guest video systems may be installed at those Hotels.

3.4. MagiNet will not be required to sign any Individual Agreement if there are less than twenty-four (24) months remaining prior to the Initial Termination Date. If there are less than twenty-four (24) months remaining, MagiNet may, at its option exercised through written notice within thirty (30) days of any installation request, refuse to sign an Individual Agreement. If MagiNet determines not to go forward with any installation, then the Hyatt Parties may seek another vendor to install the guest video services system for any Hotel for which installation has been refused.

3.5. The Parties agree that the System shall be installed in all existing Hotels in accordance with the timetable attached hereto as Exhibit C, and they shall take all commercially reasonable actions to achieve this goal. The Parties warrant

                                                            August 22, 1995

          and agree that, except as set forth in Exhibit C, there are no known existing contractual obligations or legal restrictions that would prevent them or the Hotels from completing such installations within two (2) years from the Effective Date.

     3.6. MagiNet and GDG shall cooperate fully with any and all third party vendors chosen by the Hyatt Parties and/or the Hotels, including those hired as consultants, designers, advertising experts and programmers to assist in developing Content and to provide advice concerning the System, and the use of other vendors for another guest video services system when such system(s) can be installed in accordance with this Agreement.

4.   THE SYSTEM
     ----------

     4.1. The System shall include at least: (i) a module for each television set that can remotely control on demand requests made by guests from Rooms to central storage devices within the Hotel; (ii) a remote control and appropriate spares for each television in the Hotel; (iii) Content storage sufficient for the Content initially installed and a reasonable amount of expansion capability for additional Content that may be installed in the future; (iv) a front-desk personal computer, monitor and printer; and (v) all necessary software, electronic, computer and switching equipment, including GDG Technology to permit the receipt, transmission, monitoring and on demand remotely controlled interactive guest operated in-room display of the Content. GDG Technology shall include all technologies developed by GDG and currently available and, as further provided for herein, future technology developed by GDG, provided to or usable by hotel customers.

     4.2. MagiNet and GDG shall provide for use during the term of this Agreement at no charge one, demonstration System, including the updated Content except for the Movies, for Hyatt International headquarters in Chicago, Illinois.

     4.3. As part of the consideration to MagiNet for installation of the Systems, in the absence of material breach by MagiNet, the Hyatt Parties agree that they will undertake their best efforts to ensure that the System will be the sole and exclusive in-room guest video services system provided to their guests for each Hotel during the term of its Individual Agreement (except as provided for herein, including section 4.16 of this Agreement). The Hyatt Parties will not either directly or indirectly solicit the installation of any video system in Hotels which might directly compete or cause transmission interference with the System. MagiNet will not be obligated to install the System in any Hotel that will not agree to such exclusivity.

     4.4. MagiNet and/or GDG shall develop and install software, and MagiNet shall repair, purchase, build and install all hardware required to operate the System, including all needed upgrades to Hotel MATVs. All installed and provided hardware and software shall be specified and listed as an exhibit to the Individual Agreements, and their presence shall be verified in each Individual

                                                            August 22, 1995
       Agreement.

4.5. MagiNet and GDG shall provide documentation to provide the reader with sufficient information so that the System can be operated without further consultation (the "System Manual"). Two (2) copies of each System Manual shall be provided for each Hotel, with one copy to both Hyatt Parties.

4.6. Ten (10) copies of a manual that describes the Tool Kit sufficiently to permit its use shall be provided to the Hyatt Parties (the "Tool Kit Manual").

4.7. System Manuals and Tool Kit Manuals may be copied and printed in whole or in part by Hyatt Parties and Hotels on an as needed basis. All Manuals shall be marked and treated by all Parties as confidential. Notice of copying of each Manual shall, with best efforts, be given to MagiNet and/or GDG.

4.8. The System shall provide guests with the Content in as efficient and effective a manner as is reasonably and technically possible at the time the System is installed in each Hotel, and as further specified and described in the Technical Requirements.

4.9. The System shall accommodate, and MagiNet and GDG shall ensure the delivery of across the System and the MATVs., to the extent reasonable and commercially possible, all Content that the Hyatt Parties determine in the future would benefit Hotel guests or Hotel staffs and would be economically viable to add to each Hotel's services.

4.10. The System will be multilingual, and shall permit displays and commands in at least three separate languages in any given Hotel. The selected languages have been preliminary designated in Exhibit A for the Hotels identified, which designations can be modified at the Hyatt Parties' and/or Hotel's option and at the Hotels or Hyatt Parties' expense for Hyatt Content.

4.11. MagiNet and GDG shall at all times in the future ensure that the System and all other computer,, reservations and information systems operated or used by the Hyatt Parties and Hotels ("Hyatt Systems") are interoperable, and each will ensure that it takes no action(s) that could jeopardize such interoperability provided that Hyatt Parties will ensure standard
                             -------------
       industry interfaces are provided by such Hyatt Systems for interface with GDG Technology. If such interoperability of the System and Hyatt Systems were threatened, then the Hyatt Parties and/or the Hotel(s) affected can immediately seek any assistance deemed necessary by the Hyatt Parties and/or those Hotel(s) to disconnect the System from the point of interface to such Hyatt System to avoid, prevent and/or cure any such threat or defect. In the event that any Hyatt Systems are modified after the System is installed, MagiNet and GDG shall be required, if necessary in order for the System to function with the Hyatt Systems, to use their best efforts to modify the System so that it operates in accordance with the requirements of this Agreement and any Individual Agreement that exists with the Hotel(s) involved. If such modifications are feasible, then MagiNet and GDG shall

                                                            August 22, 1995

       provide the Hotel(s) affected with an estimate of what is required to undertake the modifications. The estimate shall be binding upon MagiNet and GDG, but the affected Hotel(s) may seek other quotes for the work required, and are not bound by the estimate unless it indicates in writing that it agrees with the estimate.

4.12. MagiNet and GDG understand and agree that the System must meet or exceed all Technical Requirements. MagiNet shall provide sufficient spare equipment to minimize the effect of component failure on guest services and to enable rapid repair and replacement of defective components, including spare converters and remote controls to enable Hotel staff to meet the short term needs of its guests if repair and/or replacement of components are required as further referenced in Section 12.8.

4.13. The development and use of the System shall not interfere with the operations of the Hyatt Parties or any Hotel, including any interference with the continued operation of the Hotels during the period of installation except as may reasonably be required to effectuate the installation.

4.14. Each Hotel will ensure the safety and security of the System and all related property of MagiNet at all times while the System is installed in the Hotel, and will be liable for any loss or damage to the System resulting from negligence on the part of Hotel's employees or third parties (excepting MagiNet and GDG and their associated entities) to which Hotel permits access to the System.

4.15. The System shall not contain any undocumented features. MagiNet, GDG, the Hyatt Parties, the Hotels or any other person shall not adversely or improperly affect or alter either the Content or other materials being transmitted over the System and/or Hyatt Systems. MagiNet and GDG are specifically prohibited from knowingly including, and agree not to include, any virus, timer, clock, or limitations in design or routine designed to adversely affect or alter the Content or components of the System and/or Hyatt Systems, in particular any devices that destroy or otherwise make data inaccessible.

4.16. Nothing in this Master Agreement nor any Individual Agreement shall be deemed to affect in any way, and/or preclude: (i) the Technical Requirements;(ii) the Hyatt Parties or the Hotels from entering into agreements in order to obtain other vendors as otherwise permitted by this Agreement; (iii) the complete and unfettered right and ability of the Hyatt Parties and the Hotels to install video devices, cd players and other devices, including telefax machines, computers and computer lines (collectively the "Devices"), in Hotels for guest or others' use provided that content made available by Hyatt Parties and the Hotels for such Devices does not compete with content provided via the System; (iv) the Hyatt Parties' and Hotels' rights and ability to connect other communications devices that will be able to communicate with guests through the guests' televisions and other forms of monitors; (v) the Hyatt Parties' and Hotels' rights to continue to broadcast the Hyatt Content after termination of this Agreement or any Individual Agreements; and (vi) guests' rights to have and use

                                                            August 22, 1995

           their own Devices with their own content in the Rooms. Any installation or use of Devices by Hotels and guests may not interfere with delivery, reception or use of Content anywhere else in the Hotel by any other guest, or violate any copyright restrictions of any other Content.

5.   ADVISORY BOARD
     --------------

     5.1. An Advisory Board (the "Advisory Board") shall be formed for the purpose of assisting in the administration of the relationships between the Parties contemplated by this Agreement.

     5.2. The Advisory Board shall be comprised of at least three (3), not to exceed (4), voting persons, at least one of whom shall be designated by each of the two Hyatt Parties, MagiNet and GDG. Such number of Board members shall in no event be reduced below three, Each party shall be entitled to have as many nonvoting persons attend Advisory Board meetings as they desire.

     5.3. The Hyatt Parties representative(s) shall be entitled to cast a total of two (2) votes on any issue. MagiNet and GDG shall be entitled to cast one (1) vote each. No action voted upon and approved by a majority of the Advisory Board's votes shall be acted upon without subsequent written approval of the chief executive officer of each party or his or her designee.

     5.4. Meetings of the Advisory Board shall be held not less than four times per year. A meeting of the Advisory Board may be called by any Advisory Board member by telephonic or written notice to all Advisory Board members at least ten (10) days prior to such meeting of the time, place and general purpose of such meeting. The meeting may be held telephonically.

     5.5. The Advisory Board shall have specific authority to discuss and vote on the following matters:

           5.5.1. Advertising Rates - The Advisory Board shall discuss standard advertising rates for local, regional and global advertising.

           5.5.2.      System And New Technology Development and Implementation
                - The Advisory Board shall serve in an advisory role in evaluating System and new technology development and implementation alternatives and schedules, and confirming the eligibility of development expenditures for reimbursement from revenue obtained from any approved new services revenue or otherwise.

           5.5.3. Dispute Resolution - The Advisory Board shall consider all disputes that arise during the day-to-day conduct of the relationship, including the key account status of certain accounts.

           5.5.4. General Oversight - The Advisory Board will generally oversee the relationships and activities contemplated by this Agreement, and will provide executive commitment and direction to such relationships and

                                                            August 22, 1995

                 activities. Such oversight shall include, but not be limited to, considering issues arising concerning compliance by the Parties with the terms of this Agreement.

     5.6. Each party shall designate a senior executive of their respective organizations to serve as a senior executive affected by a particular issue ("Senior Executive"). The Senior Executives shall jointly hear appeals of issues which are submitted by the Advisory Board.

     5.7. An affirmative vote is required from the Hyatt representative(s) in order for any vote to be binding.

6.   HYATT INTERFACES AND CONTENT
     ----------------------------

     6.1. The Hyatt Parties will have the exclusive right to develop, design, and implement, and obtain and retain full ownership rights of: (i) the design elements, including the color scheme used, for all Hyatt Content other than that covered by third party copyrights and approved by the Hyatt Parties, including all screens and displays;
           (ii) all materials and designs created for or by the Hyatt Parties for the System; and (iii) all Hyatt Parties' Intellectual Property that relates to these elements, including all those that are subject to trademark and trade dress ownership under United States or any local laws. All such elements shall be known as the "Hyatt Interfaces."

     6.2. The Hyatt Interfaces may be changed by the Hyatt Parties at any time. Such changes shall be implemented within a reasonable time after the Hyatt Parties' written request to do so, and in any event no later than ninety (90) days after written notice thereof unless additional time is reasonably necessary and approved by the Parties.

     6.3. The Hyatt Parties shall have the right and complete control to utilize the Hyatt designated System capacity in Hotels to display infomercials, programs on other hotels and resorts, and similar advertising and merchandising of hospitality industry products and services MM by Hyatt or Hyatt Affiliates ("Hyatt Products"), including Hyatt Interactive Services (see Section 7. below) and Hotel Services (see Section 8. below) (collectively, "Hyatt Content").

     6.4. The Hyatt Parties may use the Tool Kit to develop, design and implement the Hyatt Interfaces and Hyatt Content. If the Hyatt Parties choose to do so, the Hyatt Parties may pay GDG and/or MagiNet their standard rates to undertake such development, design and implementation. Nothing herein shall relieve GDG and MagiNet from their obligation to install, operate and maintain the System and the MATVs, and to implement Hyatt Interfaces and Hyatt Content in accordance with this Agreement. All persons who work on such implementation shall sign all necessary documents to ensure that all ownership rights to Hyatt Interfaces and Hyatt Content vest fully and completely in the Hyatt Parties.

     6.5. Hyatt Content shall not be directly competitive with any then currently available

                                                            August 22, 1995
           Content.

     6.6. Except as specifically otherwise provided herein, all Content other than Movies must First be approved by the Hyatt Parties and the Hotels prior to installation on the System.

7.   HYATT INTERACTIVE SERVICES
     --------------------------

     7.1. "Hyatt Interactive Services" shall mean those Interactive Services that relate to Hyatt Products that are developed for or by one or more of the Hyatt Parties or Hyatt Affiliates. Hyatt Interactive Services may be offered to guests and others through the System.

     7.2. Any person or entity working for or related to any Hyatt Party or Hyatt Affiliate may develop Hyatt Interactive Services. Nothing in this Agreement shall be read to prohibit such independent development.

     7.3. All specialized hardware and software not covered by this Agreement for the provision of or constituting Hyatt Interactive Services shall be paid for by and deemed to be the property of one of the Hyatt Parties or its designee or assignee.

     7.4. MagiNet and GDG shall cooperate fully in providing and fully implementing, all interfaces and operating procedures required so that any Hyatt Interactive Services may be used on the System.

8.   HOTEL SERVICES
     --------------

     8.1. "Hotel Services" shall mean those guest information and other services available now and in the future from Hyatt Parties, Hyatt Affiliates and Hotels, including the development, storage and transmission of information about: (1) guest billings status, (2) minibar consumption and other charges, (3) hotel, transportation, and restaurant reservations, (4) guest marketing information for or on behalf or third parties, and (5) guest messaging systems and services.

     8.2. MagiNet shall ensure that Hotel Services are available through the System, and can be accessed with no more delay than may be experienced in order to obtain Interactive Services from MagiNet, including such assistance as may be needed for each Hotel so that all technical requirements are met for the transmission of Hotel Services through the System.

     8.3. If any of the Hyatt Parties or any individual Hotel requires MagiNet or GDG to provide services requiring the modification of hardware or software interfaces other than those on the System in order to implement Hotel Services, then the party making such a request shall be solely responsible for such costs. If MagiNet or GDG satisfies such requirements, then any direct costs for the alteration of existing interfaces solely for the purpose of providing Hotel Services, and approved by the Hyatt Parties and one or more Hotels, shall be paid by the approving entity. The Hyatt Parties' own costs of development and

                                                            August 22, 1995

           transmission of Hotel Services shall be borne by Hyatt AP or any specific Hotel or group of Hotels responsible for approving such costs.

9.   OWNERSHIP RIGHTS
     ----------------

     9.1. "Hyatt Systems" shall mean those hardware and software systems other than the System used by Hyatt Parties and the Hotels to deliver Content to guests in their rooms, including any transmitting devices and equipment, wiring, televisions, and cable or master antennae transmission systems, as well as all software and hardware used for each Hotel's PMS and MATV.

     9.2. The Hyatt Interactive Services, Hyatt Interfaces, Hyatt Content, Hyatt Systems, all signal boosters, wiring and faceplates, and any portions of the System that are permanently installed, or installed in such a way that the removal of that part would cause more than incidental wear and tear to the premises, and all other property at the Hotels and with the Hyatt Parties apart from the System, shall be considered by the Parties to be the sole and exclusive property of the Hyatt Parties and/or the Hotels (the "Hyatt Property"). All Hyatt Property shall be considered by the Parties to be the property of the Hyatt Parties and/or the Hotels, irrespective of whether such information, materials, hardware and software systems are used on or developed by MagiNet and/or GDG and/or any affiliated entities or third parties.

     9.3. The System and Content provided by MagiNet and/or GDG that is not Hyatt Property shall be either the property of MagiNet or GDG or property licensed to MagiNet or GDG by a third party.

     9.4. Hotels will not allow any lien, encumbrance, mortgage, claim or security interest to be attached to or be made against those portions of the System owned by MagiNet and/or GDG. MagiNet and GDG and those working for these Parties shall not allow any lien, encumbrance, mortgage, claim or security interest to be attached to or be made against Hyatt Property.

     9.5. Hotels will maintain all MagiNet notices or plaques affixed to the System's equipment, stating that all such equipment is the sole and exclusive property of MagiNet. If MagiNet elects to file documents with governmental agencies for the purpose of notifying potential creditors of' Hotels that the equipment is the property of MagiNet, Hotels will assist with such filing at no expense to the Hotels, if requested to do so by MagiNet. Nothing herein shall require the expenditure of any time or resources by any Hotels beyond administrative assistance on any legally required and appropriate documents, which shall first be reviewed and approved by the Hyatt Parties for form and content relative to their own ownership interests.

     9.6. Equipment comprising part of the System and owned by MagiNet will not be removed from Hotels for any purpose whatsoever during the. term of the Individual Agreements except for purposes of repair, and when otherwise permitted hereunder.

                                                            August 22, 1995

     9.7. In the event the safety of the System is threatened due to earthquake, flood, fire, strike, civil disruption or similar force majeure causes, MagiNet will be entitled to enter upon Hotel premises and to remove the System from danger upon reasonable notice to Hotel. This provision shall not entitle MagiNet to disrupt normal guest services, nor to intrude on or violate the privacy of the Hotels' guests.

     9.8. Upon termination of its Individual Agreement, each Hotel will allow MagiNet to remove that portion of the Systems owned by MagiNet. MagiNet will undertake to remove the System from the premises within thirty (30) days after such termination, and, at Hotel's option, will return the premises affected by the installation and or removal of the System to their original condition, normal wear and tear excepted, at no cost to Hotel and with minimal disruption to the provision of Content to Rooms and other Hyatt Property. MagiNet also hereby agrees that if a new vendor is installing a system in the Rooms, that MagiNet will remove those portions of the System owned by MagiNet in a timely and efficient manner.

10.  INTELLECTUAL PROPERTY
     ---------------------

     10.1. "Intellectual Property" shall mean all trademarks, service marks, trade names, trade dress, patents, copyrights, trade secrets, and other proprietary rights recognized under the laws of any nation.

     10.2. Subject to the provisions of this Agreement, all Intellectual Property owned by Hyatt Parties, the Hotels and any related entities shall be and remain the property of those entities. MagiNet and GDG and any related entities shall be provided the limited right to use and practice such Intellectual Property solely for the purpose of ensuring that they can perform the Activities.

     10.3. Subject to the provisions of this Agreement, all Intellectual Property of MagiNet and GDG and any related entities shall be and remain the property of those entities. Hyatt AP, Hyatt Services, the Hotels and any related entities shall be provided the limited right to use and practice such Intellectual Property solely for the purposes described in this Agreement and the Individual Agreements.

     10.4. The Parties recognize and agree that it is necessary Or each party to use certain Intellectual Property of the other in their activities contemplated under this Agreement. The Parties shall protect the other parties' Intellectual Property to the same degree as they protect their own Intellectual Property, but in any event reasonable steps shall be taken to ensure its protection, including steps to prevent any reverse engineering of software, hardware, or other proprietary technology.

     10.5. Nothing herein shall be interpreted to transfer, convey or license any rights whatsoever in any party's Intellectual Property unless provision therefore is specifically provided for herein. No party shall have the right to use any trademarks or service marks in the absence of the owning party's specific

                                                            August 22, 1995
           written agreement to permit such use.

11.  INSTALLATION
     -----------

     11.1. MagiNet shall apply for and obtain all licenses, permits and other government approvals required to do work on each Hotel's premises, and shall at all times comply with the applicable legal and regulatory requirements for such work. It shall be MagiNet's responsibility to handle all such requirements, and also its responsibility to pay for any legal expenses and fines incurred due to MagiNet's failure to comply with such requirements.

     11.2. MagiNet and its subsidiaries and distributors shall carry and maintain for each installation, and any later work at the Hotels, worker's compensation insurance, or such other insurance as is required and or needed to pay for any actions of MagiNet's personnel and all such other personnel, in the amount of at least $1,000,000 combined single limit comprehensive general contractual liability insurance, and at least $1,000,000 combined single limit vehicle liability insurance. Copies of all applicable policies and certificates of insurance shall be provided to the Hyatt Parties and the relevant Hotel prior to commencement of any work on the premises of any Hotel. All such policies and other contracts and certificates of insurance shall include the following provision, or wording with the same legal effect:

               "Hyatt International - Asia Pacific Limited, its affiliates and subsidiaries and the owners of Hyatt hotels are named as additional insureds under these policies; such insurance shall be primary to and not contributory with these entities' and persons' own insurance."

     11.3. An interface with each Hotel's PMS shall be completed by MagiNet and GDG during installation of the System. A front-desk personal computer and printer will be included as a part of the System for printing charges for each guest purchase or rental in case such interface fails at any time. MagiNet and GDG will ensure that the System will fully interface and integrate with the PMS. As a part of such integration, guest usage charges shall be automatically posted to each individual guest's bill, counts of access shall be available to the Hotel and centrally consolidated for all Hotels, and other reporting will be permitted. Each Hotel will cooperate with MagiNet and GDG for the purpose of successfully implementing the interface, and shall undertake its best efforts to insure cooperation. between MagiNet and GDG and each PMS software vendor used by the Hotel. All interface protocol installation or maintenance charges asserted by the PMS software vendor and agreed upon in advance by the Hotel will be paid for by each Hotel.

     11.4. Each Hotel will provide such access as may be reasonably requested by authorized personnel to enable complete installation of the System in the Hotel, including without limitation providing all Hotel facilities set forth in Exhibit A within a reasonable time to permit complete installation. Each Hotel will make reasonable efforts to provide sufficient access to guest rooms for the purpose of

                                                            August 22, 1995

      equipment installation so that such installation is performed with a minimum of delay. During the installation process, each Hotel will provide complimentary or discounted rooms for out of town members of the installation team consistent with its practices for other vendors.

11.5. Appropriate fully qualified personnel of MagiNet and GDG shall perform MagiNet's and GDG's obligations hereunder in an efficient, courteous, effective and timely manner and all such personnel shall be bonded, trained and supervised in accordance with appropriate hospitality industry practices consistent with local practice and custom. All actions of any person acting for or on behalf of MagiNet and GDG shall be subject to the same rules and regulations as are applicable to Hotel staff. All such persons shall wear identification badger and shall be dressed in a proper fashion.

11.6. Upon completion of the installation, MagiNet and GDG will test and ensure that the System in each Hotel, and in all Rooms is fully functional without material defects. Upon the successful conclusion of such testing, MagiNet and GDG will each deliver to the Hotel and the Hyatt Parties a written Certification (the "Certification") that the System is fully functional and without material defects and meets all Technical Requirements. Such Certifications will be attached to the Individual Agreement and added to this Agreement as exhibits.

11.7. MagiNet shall visit each Hotel and shall train all employees deemed by a Hotel to be appropriate in the use of the System at installation, as specified in Section 23.3.

11.8. Each Hotel will begin the process of billing guests for and generating revenue from the Content no later than the date of the Certification.

11.9. Each Hotel shall provide access to its MATV. MagiNet shall be responsible for all work required to and all costs incurred in upgrading MATVs as required for proper operation of the System, except that improvements required for in-wall cable and its installation in excess of [***] shall be paid by the Hotels. If these costs exceed [***] and MagiNet elects not to pay for such excess, then the Movie commission rate payable to the Hyatt Parties and/or the Hotels for the Movies shown at those Hotels shall be increased by five percent [***] for a period of three years. Nothing herein shall be deemed to allow or require either the Hyatt Parties or any Hotel to submit any records beyond those showing the actual costs of the purchase and installation.

11.10.The installation of the System and upgrading of MATVs shall not degrade
      MATVs, or impair the ordinary reception of broadcast programs or other services on the MATV. Any MATV hardware and equipment owned by Hotel which has been disconnected as a result of the installation will be taken to Hotel designated storage locations by the installation personnel.

11.11.Hyatt Parties shall exercise best efforts to ensure that new Hotels to be added hereunder shall be constructed with MATV which comports with the Technical

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                                            August 22, 1995

     Requirements.

12.  MAINTENANCE
     -----------

     12.1. MagiNet will promptly provide all maintenance, repairs and replacement of all software and hardware and other equipment necessary to ensure proper operation of the System and the MATV in each Hotel, including satisfactory signal quality and shall ensure that a qualified person is available on a twenty-four (24) hour basis to receive service requests. GDG will provide backup support to MagiNet as necessary to ensure proper maintenance, repair and replacement occurs. Such maintenance and technical assistance will be provided free of charge, unless the maintenance is occasioned by a breach by Hotel of any of its obligations as set forth in the Individual Agreement, or by unauthorized use, access, theft, negligence or damage caused by Hotel staff or third parties not under contract to MagiNet or GDG. Hotels shall be trained so that they can undertake routine maintenance as agreed upon by the Hotel and MagiNet. MagiNet shall not have any obligations under Ws paragraph for maintenance of hardware which the Hotel has contracted to other parties.

     12.2. Each Hotel will, at the Hotel's expense, notify a person designated by MagiNet by telephone or by fax of any failure or degradation of any part of the System anywhere within the Hotel, including in any Room.

     12.3. The Hotel will notify MagiNet as soon as is reasonably possible and upon Hotel's actual notice of any unauthorized use, access, theft, damage or malfunction of or to the System.

     12.4. Each Hotel will allow authorized personnel of MagiNet and GDG to have escorted access to the System at reasonable times in order to conduct routine maintenance, to observe and to monitor the System, to ensure suitable operating conditions, to implement improvements in the System, to conduct repairs, and to otherwise carry out MagiNet's and GDG's obligations set out in this Agreement or the Individual Agreement.

     12.5. In the event that any malfunction, nonconformity or other defect in the System is believed to exist by Hotel or the Hyatt Parties, and notice of such defect is given, MagiNet shall promptly undertake their best efforts to have the defect corrected and in no event shall there be more than a four (4) hour delay in MagiNet's response and all repairs shall be made as quickly as possible. If Hotel does not provide prompt access to the System to correct System failures once MagiNet has been notified by Hotel of such System defects, MagiNet will not be liable for any delays so incurred.

     12.6. Any repairs or replacements to any equipment supplied by MagiNet made necessary by any negligent or willful act by Hotel or any of its guests, employees, contractors, servants, and agents, or force majeure events, will be undertaken by MagiNet at Hotel's expense.

                                                            August 22, 1995

     12.7. Hotels shall not permit any person to tamper with or attempt to make repairs to any equipment supplied by MagiNet, except for the replacement of televisions and such other circumstances agreed upon by the Hotels. In emergencies, Hotels may carry out repairs in accordance with instructions given by MagiNet.

     12.8. Each Hotel will be responsible for replacement of depleted batteries and for paying for replacement infrared remote control units in the event of theft, loss or damage in excess of twenty (20) units per year. Initial replacement cost is as set forth on Exhibit D, plus shipping, duties and taxes, and is subject to change upon written notice from MagiNet to Hotel, with an effective date at least thirty
           (30) days in advance of a change, in accordance with commercially reasonable and customary practices.

13.  MOVIES
     ------

     13.1. It is understood and agreed that, except as otherwise provided below, MagiNet shall have absolute control and discretion in the selection of the movies it contracts for with the movie studios or their distributors and provides to Hotels (the "Movies").

     13.2. MagiNet shall provide a method whereby a guest will be able to electronically restrict persons from viewing any adult selections being offered in a Room.

     13.3. When available from producing studios, the Content offered by MagiNet shall include first run Movies offered to Hotels that shall be no less current and offer no less variety of first run and other titles than those available at competing hotels in the relevant country. MagiNet shall consult with the Hotels on a regular basis to ensure the provision of a selection of titles properly suited to each Hotel's guest profile. Hotels and the Hyatt Parties may review the movies and other video materials being offered by MagiNet, and may object to Movies they feel violate the sensitivities of the guests at a particular Hotel, and any unresolved disputes will be adjudicated by the Advisory Board, pending which resolution the objectionable Movies shall not be offered at the Hotel.

     13.4. MagiNet will be solely responsible for any royalty payable to Movie suppliers and any license fees for Movies made available on the System.

     13.5. Each Hotel will be responsible for ensuring that access to the room(s) in which the central storage and transmission equipment for the System is located is restricted to persons accompanied by persons authorized by MagiNet to be present there except in cases of emergency. MagiNet shall authorize a sufficient number of persons employed by the Hotel for such purpose. Hotels will not authorize copying of any Movies and will undertake their best efforts to ensure that the Movies are exhibited in the Rooms only, and not in the public rooms and public areas (including lobbies, hallways, restaurants, bars, meeting rooms, etc.) of the Hotels. The Movies will not be exhibited other than in accordance with this Agreement. Each Hotel will use reasonable efforts to insure that only registered guests of the Hotel and their invitees may view the Movies.

                                                            August 22, 1995

     13.6. Cassettes and other media that contain the Movies ("Cassettes") will be kept in a secure and locked area. Hotels will prevent unauthorized access to and use, exhibition or viewing of any Cassette by any person other than as set forth herein. Hotels will not permit any person to duplicate or make alterations of any kind to Cassettes. Hotels will promptly report to MagiNet any unauthorized use of the Cassettes as soon as a Hotel becomes aware of any such use. If a Hotel has videocassette recorders installed in the Rooms, the Hotel shall agree that MagiNet may, where required to do so as a result of its licensing agreements, as directed by the Hotel, either (i) disable the "record" function in such a way that does not permanently damage the videocassette equipment, but only to the extent required to comply with such restrictions, or (ii) disable the Movie function for such Rooms.

     13.7. MagiNet shall be responsible to ensure that any of the transmissions on the System controlled by it do not violate any applicable laws, including those of the country in which each Hotel is located, including specifically any laws relating to copyright, pornography, and censorship of information or materials.

14.  NEW TECHNOLOGIES
     ----------------

     14.1. MagiNet and GDG shall at all times offer to the Hyatt Parties and each Hotel the most advanced guest video services and features (and associated technologies) either of these Parties or its competitors offers to any other hotel.

     14.2. MagiNet and GDG shall provide the Hyatt Parties with written notice of any new guest video services and features (and associated technologies) within thirty (30) days of the party's first knowledge of such development(s).

     14.3. The Parties agree that the Advisory Board will periodically, and at least quarterly hold a meeting to review the guest video services and features (and associated technologies) currently available to hotel chains and hotels competitive with the Hotels and the services and features (and associated technologies) which may become available in the industry, whether from MagiNet, GDG or otherwise.

     14.4. Should Hyatt determine that it is commercially necessary in order to maintain its competitive position in the marketplace for one or more services or features (and associated technologies), or a more advanced version of existing services or features (and associated technologies), to be added to the System, then GDG and/or MagiNet shall within nine (9) months of written notice from the Hyatt Parties of such determination (which shall be six (6) months in cases where such service or feature and associated technology is in use in the marketplace), implement the service or feature and associated technology in all future Hotel installations and in any Hotels then subject to Individual Agreements. The failure of MagiNet or GDG to comply with this provision shall be a default under this Agreement and shall be subject to the remedies set forth in section 26.3. hereof. The failure of MagiNet and/or GDG to comply with this provision shall also permit Hyatt and or Hotels to obtain from a third party those services

                                                            August 22, 1995

      or features (and associated technologies) not provided by MagiNet or GDG, not withstanding the exclusivity provisions of section 4.3. hereof.

14.5. Should MagiNet or GDG add to the System a service or feature (and associated technology) requested by Hyatt or otherwise, such service or feature (and associated technology) will be implemented in such a way as not to prevent Hyatt from providing consistent guest services throughout its Hotels. The failure

                                                            August 22, 1995

           of MagiNet and GDG to comply with this provision shall also permit Hyatt and/or Hotel to obtain any assistance from a third party necessary to provide such consistent service, notwithstanding the exclusivity provisions of section 4.3. hereof.

15.  HOTEL FEES
     ----------

     15.1. Each Hotel will charge hotel guests for access to Movies and other pay per view or pay for service Content for which charges are assessed (the "Rental Fees"). The amount to be charged for Movies shall be set by MagiNet in consultation with and approved by each Hotel at the time of the execution of the Individual Agreements or, for other pay per view or pay for service Content, at the time the Content is made available. To the extent that the Hotel and MagiNet agree, such charges shall not commence until after a guest has been allowed to review the selection for five (5) minutes. In addition to the Rental Fee, each Hotel will collect from guests any taxes applicable to such receipts, and will pay those taxes to the appropriate government authorities.

     15.2. From time to time, MagiNet may revise the Rental Fees after consultation with Hotels. Rental Fees shall be charged which are customary in each locale, and shall be increased annually in an amount at least equal to the increase in the local cost of living. MagiNet will notify each Hotel in writing of any new Rental Fee and the effective date at least thirty (30) days in advance of a revision.

     15.3. In the event any Hotel guest disputes the amount of Rental Fees in a situation in which Hotel personnel are otherwise unaware of any System malfunction (herein referred to as a "Denial"), each Hotel may in its sole discretion credit the disputed amount to the guest's account provided it provides MagiNet's local representative with a copy of the credit voucher showing room number, date, time of day, and reason for the disputed charge. Hotel will use its best efforts to limit Denials to not more than five percent (5%) of gross Rental Fees per month from Rental Fee payments otherwise due for Denials actually credited to guests. MagiNet will provide training and/or materials to assist Hotels in these efforts, and the Advisory Board will provide suitable guidelines to achieve this objective.

     15.4. The System will generate an accurate record (the "Access Record") of the access to the System by any guess, including a record of the access charges for each individual guest's bill or Room account, the types of access made, and any other reasonably recordable information that may be requested. The Access Record will not retain the names of guests. MagiNet and GDG will be responsible at their own cost for programming the System to enable it to provide the aforesaid data. The Access Record for each Hotel will be held in confidence by the personnel of each Hotel. MagiNet and the Hyatt Parties may review and use the Access Record for such purposes as they may reasonably deem appropriate. Each party will indemnify the other against any and all claims as a result of their improper use of such Access Record.

                                                            August 22, 1995

     15.5. Hotels will submit a report (via telefax) to MagiNet on the first day of each month which details the previous month's gross Rental Fees and itemizes deductions for all Denials allowed. MagiNet shall invoice the Hotels for gross Rental Fees less Denials allowed, Hotel commissions payable under Exhibit D, and unreimbursed tax payments ("Net Rental Fees"), all based upon guest usage as reported by the relevant PMS accounting records during each calendar month, which information shall be accessible and reviewable during the month by MagiNet, the Hotels and the Hyatt Parties. Hotels shall hand post any invoices printed in hard form as a result of PMS downtime to accurately capture those buys in PMS records.- Both parties agree to mutually and amicably resolve any variances between their respective records of Rental Fees and Denials.

     15.6. Each Hotel will pay to MagiNet or the designated subsidiary or distributor or other designated party within a reasonable time as established in the Individual Agreement the Net Rental Fees invoiced by MagiNet as provided in Section 15.5. The payment transmission will also specify the occupancy rate for the month.

     15.7. Each Hotel will keep current, complete and accurate records of occupancy rates and all Net Rental Fees and other amounts due to MagiNet pursuant to this Agreement. Throughout the duration of this Agreement, each Hotel's books and records pertinent to the Rental Fees, Denials and Net Rental Fees for any month will be open to inspection and reproduction by MagiNet and, if necessary, to an audit by a mutually agreed upon certified public accountant as an authorized representative of MagiNet upon reasonable advance written notice to Hotel. No. such records need to be retained beyond one year. MagiNet's right to inspect and audit the books and records of Hotel will not extend beyond one year from the expiration of its Individual Agreement. If any audit by MagiNet discloses any non-payment or underpayment of any amount payable to MagiNet, the audited Hotel will immediately pay to MagiNet any deficiency, plus the interest charges established in the Individual Agreement. If the deficiency is in excess of fifteen percent (15%) of the actual amount payable to MagiNet for the period for which the deficiency occurred, the audited Hotel will reimburse MagiNet for all costs incurred by MagiNet in conducting the audit.


16.  THIRD PARTY CONTENT
     -------------------

     16.1. The Parties intend to market advertising and merchandising system capacity for the System to third parties. All such Content, apart from that defined as Hyatt Content shall be known as "Third Party Content". GDG, the Hyatt Parties and MagiNet may solicit and enter into agreements to provide third parties with space for advertising and merchandising through the System for all Hotels.

     16.2. A "Key Account" is a third party advertiser or merchandiser that is specifically reserved to Hyatt Parties, or which falls within an identified category of entities and persons about whom no Content is to be included on the System, or who are

                                                            August 22, 1995

           otherwise not appropriate for the System, all of which is to be determined at the Hyatt Parties' sole discretion. Such Key Accounts will be identified by the Advisory Board for a decision by the Hyatt Parties.

     16.3. The Parties shall develop guidelines for the marketing of advertising and merchandising system capacity for the System through the Advisory Board. The Hyatt Parties shall have exclusive right to accept or reject any specific Third Party Content, and to control how and who makes any contact with a prospective marketer of products or services. Each prospective customer shall be identified prior to any approach being made by either MagiNet or GDG by providing to the Advisory Board: (i) the name of such customer, (ii) the name of the contact person at such customer, (iii) the individual unit for which the contact person has buying authority, and (iv) if applicable, an indication that such customer constitutes a Key Account, or that a determination with respect to Key Account status is pending.

     16.4. GDG and its affiliates will offer to provide the production services for Hyatt Content and for Third Party Content but the Hyatt Parties and third parties are not obligated to use GDG's services. Any production services provided to third parties shall be on commercially reasonable terms to be mutually agreed upon between GDG and such third party. Production services provided to the Hyatt Parties shah be for the lowest fees offered to other customers of similar services.

     16.5. Each party shall fully cooperate with each other party hereto, and any other person or entity involved in creating Third Party Content, in providing format information useful in the production of Third Party Content and in implementing any technical interfaces necessary to enable display of Third Party Content on the System.

     16.6. For any Third Party Content utilizing the System at a Hotel, the Hyatt Parties and the Hotels shall be entitled to retain [***] and. GDG and MagiNet shall be entitled to retain [***] of Net Content Revenues actually paid to one of the Parties and the Hotels hereto ("Content Commission"). The precise methods by which such payments are to be made, and the calculations of appropriate expenses to be charged for soliciting and obtaining Third Party Content prior to any distribution to the other parties, shall be determined by the Advisory Board.

     16.7. The Parties agree to make and maintain complete books, records and accounts regarding sales of and expenses relating to Third Party Content. Each of the Hyatt Parties, GDG and MagiNet shall have the right to examine such books, records and accounts during the other party's normal business hours once annually to verify the reports on Content Commission payments due. If any such examination discloses a shortfall or overpayment., the appropriate party shall promptly pay the amount of such shortfall or refund such overpayment.

     16.8. "Net Content Revenue" shall mean all revenues or other consideration received

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                                            August 22, 1995

           by any of the Parties and the Hotels from advertisers, merchandisers, hotel guests and others from the transmission of Third Party Content over the System, less allowable Denials, applicable unreimbursed tax payments, and any production costs, development costs, marketing costs or other expenditures which have been approved for reimbursement by the Advisory Board.

17.  INTERACTIVE PRODUCTS AND SERVICES
     ---------------------------------

     17.1. The Parties intend to develop and otherwise obtain interactive guest video products and services including games ("Interactive Services").

     17.2. The Parties shall develop and otherwise solicit and obtain Interactive Services for the System through the Advisory Board. The Hyatt Parties shall have exclusive right to accept or reject any specific Interactive Services.

     17.3. GDG and its affiliates will offer to provide the production services for Hyatt Interactive Services and for Interactive Services but the Hyatt Parties and third parties are not obligated to use GDG's services. Any production services provided to third parties shall be on commercially reasonable terms to be mutually agreed upon between GDG and such third party. Production services provided to the Hyatt Parties shall be for the lowest fees offered to other customers of similar services.

     17.4. Each party shall fully cooperate with each other party hereto, and any other person or entity involved in creating Interactive Services, in providing format information useful in the production of Interactive Services and in implementing any technical interfaces necessary to enable display of Interactive Services on the System.

     17.5. For any Interactive Services utilizing the System at a Hotel, the Hyatt Parties and the Hotels shall be entitled to retain [***] and GDG and MagiNet shall be entitled to retain [***] of Net Interactive Services Revenues actually paid to one of the Parties and the Hotels hereto ("Interactive Commission"). The precise methods by which such payments are to be made, and the calculations of appropriate expenses to be charged for soliciting and obtaining and developing Interactive Services prior to any distribution to the other parties, shall be determined by the Advisory Board.

     17.6. The Parties agree to make and maintain complete books, records and accounts regarding sales of and expenses relating to Interactive Services. Each of the Hyatt Parties, GDG and MagiNet shall have the right to examine such books, records and accounts during the other party's normal business hours once annually to verify the reports on Interactive Commission payments due. If any such examination discloses a shortfall or overpayment, the appropriate party shall promptly pay the amount of such shortfall or refund such overpayment.

     17.7. "Net Interactive Services Revenues" shall mean all revenues or other consideration received by any of the Parties and the Hotels from interactive

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                                            August 22, 1995

           services providers, hotel guests and others from the provision of Interactive Services over the System, less allowable denials, applicable unreimbursed tax payments, and any production costs, development costs, marketing costs or other expenditures which have been approved for reimbursement by the Advisory Board.

18.  REPRESENTATIONS AND WARRANTIES OF HOTELS
     ----------------------------------------

     18.1. Each Hotel shall represent and warrant as follows with MagiNet that throughout the duration of its Individual Agreement:

           18.1.1. The Hotel warrants and represents that it has full legal power and authority to enter into the Individual Agreement and to perform all of its obligations thereunder. The Hotel shall further warrant and represent that all necessary corporate action has been taken to authorize it to enter into the Individual Agreement and perform its obligations thereunder.

           18.1.2. The Hotel will comply, and will ensure that performance of its obligations under the Individual Agreement complies, with all applicable laws, ordinances, rules, regulations, orders, licenses, permits or other requirements now or hereafter in effect, of any governmental authority. Without limiting the generality of the foregoing, to the extent any filing with, or any license, approval or other agreement of, any applicable authority is required for performance of -any of Hotel's obligations, Hotel will file the appropriate documents and will maintain such documents on file, which MagiNet may inspect upon demand.


19.  REPRESENTATIONS AND WARRANTIES OF PARTIES
     -----------------------------------------

     19.1. Each of the Hyatt Parties, MagiNet and GDG represent and warrant to each other party on a continuing basis that:

           19.1.1. It has full legal power and authority to enter into this Agreement and to perform all of its obligations hereunder and all necessary corporate action has been taken to authorize it to enter into this Agreement and perform its obligations hereunder.

           19.1.2. It will comply, and will ensure that performance of its obligations hereunder complies, with all applicable laws, ordinances, rules, regulations, orders, licenses, permits or other requirements now or hereafter in effect, of any governmental authority.

     19.2. Each of MagiNet and GDG separately represents and warrants to the Hyatt Parties on a continuing basis that:

                                                            August 22, 1995

19.2.1. The GDG Technology was developed, and is owned or properly licensed, exclusively by GDG, and will be owned or licensed exclusively by GDG as long as the Master Agreement is in effect, except for licenses granted to MagiNet and other licensees, or except as permitted under
          Section 30.3. No person other than MagiNet, GDG or GDG's licensees or GDG's licensers possesses any rights to any technology that has been or would otherwise be considered GDG Technology, nor will have any such rights as long as the Master Agreement is in effect.

19.2.2. The publication or dissemination over the System of Content other than Hyatt Content which is supplied by MagiNet or GDG under this Agreement will not infringe any copyright or other intellectual property rights of any person and the Hyatt Parties will not be obliged to pay as a result of the operation of the System under this Agreement any license fees, royalties or other payments, nor will Hotels be obligated to make such payments over and above the Rental Fees payable by Hotels to MagiNet.

19.2.3. The value received under this Master Agreement is at least equivalent to the best or better value provided to any similar customer under similar terms and conditions.

19.2.4. The System and MATVs and all portions thereof shall be free of material defects and operate in all material respects in conformance with the Technical Requirements in Exhibit A.

19.2.5. MagiNet and/or GDG have full ownership or authority to provide all hardware, software, transmissions and services contemplated by this Agreement.

19.2.6. MagiNet has or can obtain all necessary licenses, government approvals, and meet all other technical standards and legal requirements in order to provide the hardware, software, transmissions and services contemplated by this Agreement.

19.2.7. MagiNet and GDG have not and will not place any encumbrances on the software and hardware being provided pursuant to this Agreement, except in connection with an assignment permitted under Section 30.3.

19.2.8. MagiNet and GDG have full approval and support from their related persons and entities so that MagiNet and GDG will obtain the full cooperation of all necessary related parties and contracted third parties to carry out the tasks contemplated in this Agreement.

19.2.9.   There are no existing contracts to which either MagiNet or GDG,

                                                        August 22, 1995

          or any party related thereto, is a party that will be in conflict with this Agreement.

20.  CONFIDENTIAL INFORMATION
     ------------------------

     20.1. The Parties recognize that they may come into contact with sensitive business and proprietary information regarding each other and third parties. By reason of certain provisions in the Agreement, the Parties are required to provide each other with access to such information, including information regarding software operation and Hotel customer information.

     20.2. The Parties agree to take such steps as are reasonably necessary in order to protect Confidential Information from disclosure. Such actions shall include (1) providing the information to personnel on a need-to-know basis, and (2) the retention of all non-public information regarding software on machines and in a repository to which the general public does not have access.

     20.3. The Parties will make reasonable efforts to identify the categories of information considered potentially confidential. The identification of such information is not deemed to be an admission by either party that such information is in fact confidential.

     20.4. The Parties shall make a reasonable effort to identify all confidential information by marking the information as "Confidential." However, failure to mark information "Confidential" shall not preclude any party from asserting that the information is confidential. All confidential information of a party shall 'be returned to it upon termination of this Agreement.

     20.5. Breach of confidentiality obligations shall permit the other party to seek relief in the first instance before any court of competent jurisdiction for the further protection of such information. This provision shall not affect the requirement that the Parties engage in arbitration of any dispute, and any court action taken shall be considered in aid of arbitration and shall terminate upon the designation of an arbitrator who may change any ruling made by a court in this connection.

     20.6. All information pertaining to specific guests, groups of guests or all guests who use Hotels shall be treated as confidential.

21.  INDEMNIFICATION: GUARANTY
     -------------------------

     21.1. (a) MagiNet agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against Hyatt Parties or Hotels including all affiliated companies of the foregoing entities and their respective officers, directors, employees and agents, for infringement of any third party's copyright, patents, or other Intellectual Property rights arising from Hyatt Parties' or Hotels use of the System as permitted in this Agreement,, and to indemnify the foregoing persons and entities against any court awarded damages and costs (including reasonable attorneys' fees) for such infringement. MagiNet shall be relieved of the foregoing obligations unless Hyatt Parties or the applicable Hotel

                                                        August 22, 1995

      notifies MagiNet promptly in writing of such claim, suit or proceeding and gives MagiNet authority to proceed as contemplated herein, and, at MagiNet's expense (except for the value of the time of Hyatt Parties or Hotel employees), gives MagiNet proper and full information and reasonable assistance to settle and/or defend any such claim, suite or proceeding. MagiNet shall not be liable for any costs or expenses incurred without its prior written authorization.

      (b) In the event that the System is held, or in MagiNet's reasonable opinion may be held, to constitute such an infringement, MagiNet at its option and expense, may do one or more of the following: (i) obtain for Hyatt Parties or Hotels, as applicable, the right to continue to use and distribute the infringing material as contemplated herein, (ii) modify such infringing material so that it becomes noninfringing, but without materially altering the functionality of such material, and/or (iii) replace the infringing material with functionally equivalent noninfringing products.

      (c) Notwithstanding the provisions of clauses (a) and (b) above, MagiNet assumes no liability for infringement claims arising from. (i) Content not developed by, MagiNet, (ii) the combination of the System with other products not provided by MagiNet if such infringement would not have occurred but for such combination, (iii) the modification of the System unless such modification was made or authorized by MagiNet, when such infringement would not have occurred but for such modifications, or (iv) specifications, materials, products or Content provided solely by Hyatt Parties, Hotels or GDG to MagiNet hereunder.

      (d) The foregoing provisions of this Section 21.1 state the entire liability and obligation of MagiNet and the exclusive remedy of Hyatt Parties or Hotels with respect to any alleged or actual infringement of patents, copyrights, trade secrets, or other Intellectual Property or proprietary rights by the System.

21.2. (a) GDG agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against Hyatt Parties or Hotels including all affiliated companies of the foregoing entities and their respective officers, directors employees and agents, for infringement of any third party's copyright, patents or other Intellectual Property rights arising from Hyatt Panics' or Hotels use of the GDG Technology as permitted in this Agreement, and to indemnify the foregoing persons and entities against any court awarded damages and costs (including reasonable attorneys' fees) for such infringement. GDG shall be relieved of the foregoing obligations unless Hyatt Parties or the applicable Hotel notifies GDG promptly in writing of such claim, suit or proceeding and gives GDG authority to proceed as contemplated herein, and, at GDG's expense (except for the value of the time of Hyatt Parties or Hotel employees), gives GDG proper and full information and reasonable assistance to settle and/or defend any such claim, suit or proceeding. GDG shall not be liable for any costs or expenses incurred without its prior written authorization.

      (b) In the event that any GDG Technology is held, or in GDG's reasonable

                                                            August 22, 1995

           opinion may be held, ton constitute such an infringement, GDG, at its option and expense, may do one or more of the following: (i) obtain for Hyatt Parties or Hotels, as applicable, the right to continue to use and distribute the infringing material as contemplated herein,
           (ii) modify such infringing material so that it becomes non-infringing, but without materially altering the functionality of such material, and/or (iii) replace the infringing material with functionally equivalent non-infringing products.

           (c) Notwithstanding the provisions of clauses (a) and (b) above, GDG assumes no liability for infringement claims arising from (i) combination of the GDG Technology with other products not provided by GDG if such infringement would not have occurred but for such combination, or (ii) the modification of such GDG Technology unless such modification was made or authorized by GDG, when such infringement would not have occurred but for such modifications, or
           (iii) specifications, materials or products provided solely by Hyatt Parties, Hotels or MagiNet to GDG hereunder.

           (d) The foregoing provisions of this Section 21.2 state the entire liability and obligation of GDG and the exclusive remedy of Hyatt Parties or Hotels with respect to any alleged or actual infringement of patents, copyrights, trade secrets, or other Intellectual Property or proprietary rights by the GDG Technology.

     21.3. MagiNet Corporation, the sole shareholder of MagiNet, shall provide a full and completely binding guarantee of MagiNet's performance hereunder together with a formal representation and warranty letter acceptable to the Hyatt Parties respecting its license rights to the GDG Technology and related source code (collectively, the "MagiNet Guarantee").

22.  MARKETING AND PROMOTION.
     -----------------------

     22.1. Any marketing and promotion that occurs with respect to the System in connection with the Hyatt Parties or the Hotels shall be first approved by the Hyatt Parties or their designee.

     22.2. No party is or shall act as the agent for any other party, and no statement may be made that can be attributable to a party, or any of its affiliated or related companies or entities, or any Hotel, without first obtaining such entity's permission for the statement.

     22.3. The Parties agree to cooperate with each other to promote the use of the System.

                                                        August 22, 1995

     22.4. Except as required by MagiNet and GDG licensing agreements with others, nothing herein may be used by MagiNet and GDG to limit the Hotels or the Hyatt Parties or any entity affiliated with the Hyatt Parties in their promotion of any Content whatsoever, which promotion shall be entirely within the Hyatt Parties and the Hotels' reasonable discretion.

23.  TRAINING AND CONSULTATION
     -------------------------

     23.1. MagiNet shall provide in each country at least one telephone number that can be called to obtain immediate assistance on a twenty-four
           (24) hour basis.

     23.2. MagiNet shall designate at least one entity within each country that shall be responsible for maintenance of the System, which maintenance shall include periodic examinations (as advised by remote monitoring procedures called for in Exhibit A) of the machines used to ensure that they are all in proper working condition.

     2 3.3 To enable each Hotel to generate suitable promotional material related to the use of the System and to enable personnel of each Hotel to advise and encourage guests regarding their use of the System, MagiNet will provide a one-time training course on the use and operation of the System for as many employees as each Hotel deems desirable at no charge. GDG and MagiNet shall also, at no charge, train up to ten (10) individuals from the Hyatt Parties once per year in the use and operation of the System, and one person with each of the Hyatt Parties in the use of the off-site monitoring technology for the System. Such training shall take place within sixty (60) days of the first installation done under this Agreement.

     23.4. Hotels will provide accommodations for MagiNet training personnel at the best rate offered to any customer, and shall offer discounted or complimentary rooms if consistent with their policies. In addition, MagiNet and GDG personnel will be reasonably available at no charge for telephone consultation to personnel of Hotels to provide further assistance regarding use and operation of the Systems.

24.  ACCOMMODATIONS
     --------------

     24.1. Each Hotel shall agree to provide to visiting MagiNet and GDG employees present for Hotel business during the term of the Individual Agreement accommodations at the best rate offered to any customer and shall offer discounted or complimentary rooms if consistent with their policies.

                                                            August 22, 1995

25.  PIRACY PROTECTION
     -----------------

     25.1. Each Hotel shall be required insofar as is commercially reasonable to notify MagiNet of any video recording and/or playback devices that are provided by the Hotel to its guests.

26.  SUSPENSION AND DEFAULT
     ----------------------

     26.1. It shall be an event of default if (a) any-party or designated party acting on their behalf (i) breaches performance of any material term, condition, representation or warranty contained in this Agreement or any Individual Agreement and/or any Related Hyatt Agreement, and fails to cure, correct or remedy such breach or default within sixty
           (60) days after receipt of a written notice thereof, (ii) is adjudicated bankrupt or petitions for relief under any bankruptcy, reorganization receivership, liquidation, compromise arrangement or moratorium statute, (iii) makes an assignment for the benefit of its creditors, or (iv) petitions for the appointment of a receiver, liquidator, trustee or custodian for all or part of its assets; (b) all or any portion of the MagiNet Guarantees are revoked or terminated or otherwise fail to be of continuing force and effect; or
           (c) if MagiNet Corporation is adjudicated bankrupt or petitions for relief from or makes an assignment in favor of its creditors.

     26.2. Some portion or all of this Agreement may be suspended by any entity signatory to or bound by this Agreement that is a part of the Hyatt Parties upon sending written notice of the destruction or renovation of Hotels, or the occurrence of any force majeure events as set forth in section 27. Any Individual Agreement may be suspended or terminated in part or in whole, at the Hyatt Parties' or each Hotel's sole option, due to any closure of any, portion of the Hotel(s) involved, temporary cessation of business, termination of any other agreement between the Hotel(s) and the Hyatt Parties, and any force majeure events set forth in section 27 below. For any suspension that extends beyond ninety (90) days, MagiNet may, at its option, remove the System until the cause of the suspension is resolved.

     26.3. If any of the events of default set out in section 26.1 above occur, the harmed party not in default may exercise any or all of the following remedies: (i) cancel and/or terminate any and all Individual Agreements, (ii) cancel and/or terminate the Master Agreement, (iii) undertake either steps (i) and/or (ii) while retaining the System in place (subject to continuance of all other material terms and conditions herein and until a replacement vendor can be selected in an orderly transition to that vendor's technology), (iv) obtain injunctive and other equitable

                                                            August 22, 1995

           relief, and (v) obtain such damages and other rights and remedies as the party not in default may have at law, provided that this
                                                     -------------
           provision shall not allow MagiNet or GDG to exercise such remedies against the Hyatt Parties or the Hotels in the event of a default by either MagiNet or GDG. The remaining nonbreaching Parties shall negotiate in good faith to determine how to proceed absent the terminated party.

27.  FORCE MAJEURE
     -------------

     27.1. Where a party is unable, wholly or in part, by reason of Force Majeure, to carry out any obligations under this Agreement and that party: (i) gives the affected party prompt notice of that Force Majeure with reasonably full particulars and, insofar as known, the probable extent to which it will be unable to perform or be delayed in performing that obligation; and (ii) uses all reasonable efforts to remove that Force Majeure as quickly as possible; then that obligation is suspended insofar as it is affected by the continuance of that Force Majeure provided that this section will not operate to relieve any party of an obligation to pay money.

     27.2. For the purposes of this Agreement, "Force Majeure" means: (i) an act of God, strike, lockout or other interference, (ii) war declared or undeclared, blockade, disturbance, lightning, fire, earthquake, storm, flood, or explosion, (iii) governmental or quasi-governmental restraint, expropriation, prohibition, intervention, direction or embargo (iv) unavailability or delay in availability of equipment or transport not due to any action or inaction on behalf of the affected party,) (v) unavailability or delay in obtaining governmental or quasigovernmental approvals, consents, permits, licenses, authorities or allocations and (vi) any other cause whether of the kind specifically enumerated in this section or otherwise which is not reasonably within the control of the party affected; and "all reasonable efforts" does not require the settlement of strikes, lockouts or other labor disputes, or claims or demands by any government or quasi-government authority on terms contrary to the reasonable business judgment of the party affected.

     27.3. In the event any Force Majeure prevents performance under this Agreement by either party which continues in existence for more than thirty (30) days, the Parties will meet in good faith to discuss the situation and to make all reasonable efforts to achieve a mutually satisfactory resolution of the problem so that Force Majeure no longer prevents performance under this Agreement, provided that the Hyatt Parties shall have the option to terminate any Individual Agreement for any Force Majeure event that lasts longer than one hundred and eighty (180) days, and to terminate the Master Agreement if such extended Force Majeure prevents performance at more than 25% of the Hotels.

                                                            August 22, 1995

     27.4. In the event performance by any Hotel is prevented due to Force Majeure for a period of one hundred and twenty (120) days or more during any twelve (12) month period, MagiNet will be entitled to remove the System from such Hotel until performance is no longer prevented by Force Majeure, or earlier as permitted under Section 26.2.

28.  DISPUTES
     --------

     28.1. The Parties hereby agree that any and all disputes arising under or in any way connected or related to this Agreement, and any subject matters covered by this Agreement, including the Intellectual Property, shall be finally adjudicated and resolved through final and binding arbitration.

     28.2. The Packs shall provide each other with written notice of any dispute that arises and is deemed to be one that one or more Parties wishes to have resolved through arbitration.

     28.3. The Packs shall wait for fifteen days subsequent to receipt of notice to take any action, during which time the Parties shall meet together in an effort to resolve the dispute.

     28.4. Should no resolution be achieved within the fifteen day waiting period, then either party may submit the matter to the American Arbitration Association ("AAA") for arbitration in accordance with the rules of commercial arbitration then in effect.

     28.5. The arbitration shall be tried in Chicago, Illinois, before a panel of three arbitrators, who shall be selected in accordance with the AAA Commercial Rules if not picked by agreement of the Parties within the fifteen days discussed above.

     28.6. The arbitrators shall first decide if there exists a bona fide dispute between the parties capable of resolution in arbitration.

     28.7. Interim court relief may be sought at any time by any party, and any request for interim relief shall not be considered a bar to arbitration, nor limit the power of the arbitrator to change any interim relief awarded during the course of the arbitration.

29.  RECOGNITION OF AGENCY.
     ----------------------

     29.1. MagiNet and GDG recognize that the Hyatt Parties act as agents for the owners of the Hotels, and that any action that is to be undertaken by the Hyatt Parties is one that is on behalf of such owners. MagiNet and GDG recognize and agree that the Hyatt Parties' actions with respect to any Hotel are therefore only as agent for such owners.

                                                            August 22, 1995

30.  GENERAL TERMS
     -------------

     30.1. No person has, or as a result of the transactions contemplated hereby will have, any right or valid claim against any of the Parties or the System for any commission, fee or other compensation as a finder or broker, or in any similar capacity, relating to the transactions contemplated herein.

     30.2. This Agreement will be governed by the laws of the State of California without reference to its conflict of law principles. Each Individual Agreement shall also be governed by the laws of the State of California except to the extent that the laws of the country in which the Hotel is located override such governing law provision.

     30.3. Except as otherwise set forth herein, the provisions hereof will be binding upon, and will inure to the benefit of, the respective successors and assigns of the parties hereto. Each of the Hyatt Parties shall have the right to assign this agreement to any of its affiliates, subsidiaries or a parent company. MagiNet shall have the right to assign this Agreement and any Individual Agreement to a bank or other financial institution as collateral for a loan (provided that such institutions agree to abide by the terms of this Agreement and the Individual Agreements) and to assign this Agreement and any Individual Agreement to an entity acquiring all or substantially all of MagiNet's assets or voting securities. Notwithstanding any such assignment by MagiNet, none of MagiNet's property installed in a Hotel shall be removed therefrom prior to the Hyatt Parties' or Hotel's uncured default or termination of this Agreement or the Individual Agreement. GDG may assign this Agreement to an entity acquiring all or substantially all of its assets or voting securities.

     30.4. This Agreement may be modified or amended only by a written agreement signed by all Parties. No waiver by any party of any breach or default hereunder will be construed as a waiver of any precedent or subsequent breach or default.

     30.5. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and merges and supersedes all prior discussions and understanding between the Parties related thereto, whether written or oral.

     30.6. In the event that better value for the Activities contemplated herein are offered by MagiNet or GDG to any similar hotel chain or hotel as the Hyatt Parties and the Hotels, the Hyatt Parties and the Hotels will be offered all the same terms and condition:; and any less favorable payments made or receipts obtained subsequent to their, being contracted with another customer but prior to the effective date of the change in the terms in this Master Agreement and the Individual Agreements shall be reimbursed to or for the Hyatt Parties and the

                                                            August 22, 1995

     Hotels. For purposes of this paragraph "value" shall mean the value of (i) all fees, allowances and commissions, (ii) A equipment, OH) all software, software licenses and/or other Intellectual Property rights, (iv) 'all services including installation, maintenance, repair and replacement and
     (v) all cost savings or other benefits provided to the Hotels, their parent companies or affiliates.

IN WITNESS WHEREOF, this Agreement is entered into by the Parties hereto this 15th day of September 1995.


MAGINET INTERNATIONAL CORP.        HYATT INTERNATIONAL-ASIA
                                   PACIFIC LIMITED

By: /s/ R. R. Craeger              By: /s/ Authorized signature

Title:  President                  Director

GUESTSERVE DEVELOPMENT             HYATT CHAIN SERVICES LIMITED
GROUP

By: /s/ Philip S. Knudsen          By: /s/ unreadable

Title:  CFO/Director               Title: DIRECTOR

                                                            August 22, 1995


                                   EXHIBIT A

                             TECHNICAL REQUIREMENT
                             ---------------------

                     Exhibit "A" - Technical Requirements

This exhibit describes the technical requirements for the hardware, software, Content, and services to be provided under this Agreement.

1.0  MINIMUM QUALITY & PERFORMANCE STANDARDS
     ---------------------------------------

At installation, the System, WTV and televisions will meet the following standards.

1.1  VIDEO QUALITY
Video images transmitted and displayed across the System, MATV, and a good quality brand new twenty-five inch (25") television set(provided by the hotel for quality testing) must be observed to be as good as the same images when the image source is directly connected to the television set. The video image source for quality tests shall be a full action, color movie on a new, unused VHS tape provided by a major recording studio played back on a brand new VHS tape player connected directly to the television with A/V connectors.

When compared to the same movie provided as part of the Content across the System, MATV, and television set, there shall be no noticeable degradation in resolution, discoloration, focus, or brightness, nor multiple Wages (ghosting), artifacting, or other negative differences in image quality.

1.2  AUDIO QUALITY
Audio must meet the same quality and testing standard as for video images described above, and must be clear, undistorted, and in perfect synchrony with the video image. In addition, audio quality shall meet or exceed the following standards:

1.   Audio Signal Level-8dBmV

2.   Output Impedance 600 ohm

3    Signal to Noise Ratio (weighted in SP Mode), more than 38 dB.

4.   Wow and Flutter (audio on VHS in SP mode), less than 0.2 WRMS

5.   Frequency Response (Ref to I Khz SP mode), 100 Hz - 15000 Hz (10 dB down)

6. Interactive programming shall be accompanied by CD quality audio and/or by digitally synthesized voice software. Digitized voice is required to be 8 bit technology or greater to conform to highest standard prevailing at time of installation. Audio Frequency range is required to be at least I 00 to 15000 Hz, without perceivable distortion at normal listening levels (less than 1% THD).

Exhibit A                                             Technical Requirements.



1.3  RESPONSE MINIMUM REQUIREMENTS

1. The maximum delay permitted between the guest executing a keystroke on the remote control, and the System, MATV and television responding, shall be five (5) seconds for Movies or Hotel Services, unless response time is influenced by input from 3rd party interfaces.

2. The System, MATV, and televisions must allow simultaneous access by at least 1.5% of available rooms at any time, and the minimum number of interactive ports shall be 4.

3. At all times, all guests shall have access to the System, MATV, and televisions within 60 seconds of selecting or interacting with any Content. Guests denied immediate access shall be notified of the delay by a screen message.

4. Response delays caused by equipment or Content not under the control of Maginet and GDG lasting longer than five(5) seconds, will trigger an appropriate intermediate screen message. It must be possible to place text, graphics and sound on intermediate screens for notification purposes or for advertising.

5 . The delay between a guest pressing the final key to make a video on demand selection and the feature appearing on the screen shall not exceed 10 seconds.

6. The System, MATV, and televisions shall have imperceptible delays in response to video game control devices controlling interactive video game Content.

1.4 RELIABILITY
Equipment supplied under the Agreement shall have a mean time between failure of not less than three (3) years.

1.5 MANUALS AND DOCUMENTATION
Manuals and Documentation supplied to each distributor at initial installation shall consist of at minimum:

1. Manufacturers product documentation and written performance specifications for each piece of equipment supplied under the Agreement.

2. Operating and Repair manuals for each component of the System, including both hardware and software.

3. Trouble-shooting diagnostic programs and guides for each component of the System, including both hardware and software.

Exhibit "A"                                           Technical Requirements



4. A simple user manual describing the integrated operation of the System in easily understood terms (the System Manual), will be provided for each hotel.

5. A Tool Kit manual describing the operation of the Tool Kit will be provided to designated Hyatt Parties.

6. A detailed interface protocol manual and source code examples of interfaces already developed for the System. Interface protocols for both connections to external systems, and interface protocols for intra-System connections
        --------                                      ------------------------
     (interactive controls) must be provided, to designated Hyatt Parties.


1.6  SYSTEM HARDWARE REQUIREMENTS
The System hardware at initial installation shall include at minimum the following:

1. A Pentium 90 Mhz Interactive server with 32 MB RAM and I GB hard drive shall be the minimum platform for the interactive server.

2. External magnetic storage and/or CDi and/or CD ROM or other system as required to deliver Content.

3. A high speed modern connection to the System for remote diagnostic testing, downloading of Content, etc.

4. A PC work station suitable for operation of the Graphics generator for the exclusive use of the Hotel to update hotel related Content for use on the System.

5. The above work station have a printer, and be connected to the System and located at the Hotel's direction for the creation and printing of guest charges for use of System Content in the event of failure of the PMS or interfaces to the PMS.

6. Two-way communication protocol via MATV between Guest room Terminal and interactive file server.

7. In room terminal, with standardized remote control and channel numbering plan.

8. VHS tape players as required operating within the following performance specifications:

     a. Luminance Level: 1.0 +/- 30% Vp-p for machine to machine operation at 75ohm terminated composite video of 140 IRE units source

                                                                   Paged 3 of 25

Exhibit "A"                                               Technical Requirements



       b. Chrominance Level: 0.63 +/- 30% Vp-p for machine to machine operation at 75ohm terminated composite video of 1.40 IRE units source
       c. Horizontal resolution: More than 360 lines, or as required for prevailing TV standards
       d.  Frequency Response 2 Mhz - 10 dB;
       e. Signal to Noise Ratio (weighted) more than 43 dB in SP mode, more than 41 dB in other modes, using Luminance by Rohde & Schwartz noise meter
       f.  Tape transport Speed: SP mode 33.35 mm/s +/-0.5%
       g.  Rewind Speed: SP mode for 120 minute tape less than 7 min.
       h.  Tape load Speed: Less than 5 seconds

9.     All other equipment as required to make up the complete System.

1.7    SYSTEM SOFTWARE REQUIREMENTS
The System software at initial installation shall include at minimum the following:

1. A "Toolkit" consisting of GDG's software which when combined with commercially available software applications operating in a windows environment, and packaged with a set of instructions, appropriate interfaces, help screens and telephone support. will be all that is required for the Hyatt Parties, Hotels, and authorized third parties to develop content from multimedia sources, and set up interactive sequences for use on the system for generating revenue or obtaining information.

       A sub-section of the Toolkit, called Graphics Generator shall be a desk top broadcasting application, offering similar features and graphics capability as a product called Catview. The application shall be provided to hotels not using the full Toolkit to enable them to make minor modifications to interactive programming, and to produce basic hotel information screens that have similar text and graphics as the interactive screens.

2.     Interactive Component

       This software shall enable guests to call up different screens from a selection of screen options so that an interactive program results. This interactive application and necessary programming will form the basis for making video on demand selections accessing hotel services, shopping, advertising, games and her revenue generating services defined within the exhibit.

3.     Appropriate communications software to support item 1.6.3.

Exhibit "A"                                               Technical Requirements



4. A statistical information application sufficient to capture, manipulate, and report on the following System usage and performance data.

       a. Number of guests denied access to selected movies, including room number, date, time, and the duration of the denial.
       b. Number of guests denied access to Hotel Services, Hyatt Interactive Content, or Interactive Content, including the room number, date, time, and duration of the denial.
       C. Room numbers where video on demand features were viewed, and the time and duration of viewing session.
       d. Room numbers of those rooms accessing the interactive guest services, the time they spent browsing, and details of all selections made on the system,
       e. Exception reports, the content of which is to be developed; including records of when the system was down, when dial up connections were made, their duration and a list of individual rooms that were out of order.
       f.  Guest survey results.
       g. Viewing ratings of interactive content for marketing analysis purposes by Hyatt and authorized parties using the system for such purposes. The detailed requirements of these rating reports are to be developed, but they shall include the number of guests viewing of each interactive content package, the time each viewer browsed, and any sales made as a result.

1.8    MATV REQUIREMENTS

The MATV in each existing Hotel or Hotel currently under construction and where MATV has already been installed as of date of master agreement, shall be upgraded to meet or exceed the following specifications. MATV systems will be provided by the Hotel to meet the following specifications in all new Hotels (as listed in Exhibit C). All equipment shall meet type and safety approvals and radiation requirements. as required in each country. All installations shall be made according to national and local electrical codes. Standard for -signal strength measurement shall be a calibrated field strength meter.

The MATV shall be capable of concurrently carrying all Content over the MATV network, and at minimum will meet the following channel capacities and broadcast standards.
a.     A minimum of 77 channels for NTSC and 60 channels for PAL/SECAM.

b. Operation in compliance with local broadcast standards (NTSC, PAL or SECAM) and/or as required for the installed TV sets.

Exhibit "A"                                               Technical Requirements



1.8.1  MATV REQUIREMENTS - HEAD-END
The MATV head-end shall meet or exceed the following specifications:

a. Single channel processors with AGC and aural carrier reduction will be used to process each off-air signal. Pre-amplifiers will be used, where necessary, to achieve an input carrier level of sufficient amplitude to be within the range of the AGC in the channel processor.

i. The output of individual strip amplifiers, modulators, or channel processors will be combined using a methodology which will provide a minimum of twenty (20) dB isolation between individual carriers.

ii. Items providing less than twenty five (25) dB of isolation will not be used in the head-end environment to combine signals,

b. A Broadband Amplifier having a band width of 5-550 MHZ, or greater, and equipped with SubSplit Return will be used to amplify the combined output. The amplifier will be designed for two-way compatibility using sub-split return. The forward direction designed for 54 to 550 MHZ or greater and the return designed for 5 to 30 MHZ. The forward direction is to include both gain and tilt controls.

c. UHF to VHF converters and VHF to VHF converters will be completely solid-state with a self-contained power supply. Input and output impedance shall be 75ohms. The frequency of the output will be crystal controlled and will be within + .005% of the desired output frequency for both
                          -
       components.

d. All passive equipment shall not have less than 2OdB port-to-port isolation and shall be capable of operating in a band width of 5-550 Mhz.

e. Antennas will be selected and installed so as to produce the best picture obtainable. Any local government permits required for antenna installation will be obtained prior to actual installations of the antennas. Antennas and masts will be constructed and installed so as to withstand 100 mph winds. All Antennas used will have an adapted impedance of 75 ohms and weather boots will be used to protect all outdoor antenna connections.

f. When antennas are providing the signal source for "off-the-air" channels. Picture quality will be equal to or better than the picture quality available from local cable TV sources, as appropriate or applicable. At minimum, local VHF and UHF channels required by each hotel will be available from the MATV. UHF channels must be converted to VHF. Closed caption service at the TV must be provided for each of the three principal network channels, given programming availability as provided by network sources.

Exhibit "A"                                               Technical Requirements



g. Metal Cabinets designed for 19" rack mounted equipment will be used to enclose the head-end active equipment. Suitable AC power outlets be installed in the cabinet for the equipment powering, including two additional outlets for maintenance equipment.

h. Pads, cable and other miscellaneous equipment will be supplied and installed to make an operating head-end that meets all of the specifications as outlined. All cable used in the head-end equipment rack will be of Tri or Quad Shield design and will provide a minimum of 100 percent shielding from radiation and signal ingress or such other cable as to meet MATV standards of performance established herein.

i.     Maximum output after combining shall not exceed:

       i.    45dB Maximum highest frequency
       ii.   40dB Minimum lowest frequency
       iii.  6dB maximum amplifier tilt.

j.     Cross modulation shall be less than minus 60dB.

k. Visual carrier to spurious signal response shall be greater than 50 db. Cross modulation shall be greater than 51 db.
l.     Visual/aural carrier ratio on any channel will be 15 dBmV to 17 dBmV

m.     Carrier to noise shall be no less than 41db, 43dB optimum.

n. Visual carrier levels shall differ by no more than 12dB through the band width (50-550 MHz).

o. Visual carrier level stability shall vary no more than 10dB over any 24 hour period.

p.     Hum modulation shall be less than 2%.

q.     Second Order (spurious beats) shall be 50dB below the visual carrier.

r.     Frequency response shall be N/10+1.

s.     Adjacent channel visual carrier shall differ by no more than 3 dB.

t. Amplitude response within any single TV channel (visual carrier to aural carrier) will be flat (+/-2Bb)

Exhibit "A"                                               Technical Requirements



1.8.2  MATV REQUIREMENTS- CABLE PLANT
The cable plant shall meet or exceed the following specifications:
a. Frequency Response of the system (excluding amplifiers) will pass 5 Mhz to 550 Mhz. Amplitude response Or this spectrum will be + 4 dB with
                                                               -
       respect to the line represented by normal cable tilt. The system will be designed as two-way capable, i.e. sub-split return.

b. Visual Carrier Level in each room will be no less than 2 dBmV on any single channel of the system.

       i. The maximum allowable variance between any two adjacent channels will be 2 dBmV.
       ii. The maximum allowable variance between any two non- adjacent channels will be 12 dBmV at 550 Mhz or 3 dB per 100 Mhz of band width.

c. Room to Room isolation will be greater than 20 dB. isolation values of all devices separating any two given rooms will be used for the purpose of this calculation, as well as the structural return loss of all interconnecting cabling.

d. Visual carrier-to-noise ratio on any channel (3 MHz bandwidth) will be at least 42 dB at any TV outlet for broadcast signal source of carrier to noise ration better than 56 dB.

e. The visual carrier to coherent noise ratio (inter-modulation) will be greater than 46 dB, for the same signal source as in d.

f. Reflections ingressing MATV distribution system, which may cause ghosts and shadows within the system, will be more than 40 dB below the respective picture carrier.

g. Taps, splitters, and other passive equipment will be of the totally shielded type, using a sealed metal or aluminum case, so as to minimize radiation and ingress. All connections will be "F" for NTSC, or EEC for PAL type connectors.

       i.    Taps used will be designed to pass 5 MHz to 550 MHz, or greater.
       ii:   Splitters will be designed to pass 5 MHz to 550 MHz, or greater.
       iii.  Where the last tap on the riser is not a terminated tap, 75 ohm terminations will be used to terminate the end of all riser lines at the through port output.

h. Coaxial cable shall be of 75 ohm impedance with a return loss of 20 dB minimum from 5mhZ to 550 MHz. Cable construction will be solid copper or copper-clad steel center conductor and cellular polyethylene dielectric. Cables will be provided with two shields. The first shield shall consist of .002 inch double aluminum coated mylar or polypropylene tape with 1/8" overlap,, bonded to the dielectric. The second shield shall be a minimum of 60% coverage braid consisting of 34 AWG aluminum or tinned copper wire. The jacket shall be non-contaminating low temperature polyvinyl chloride cable having an effective shielding of 67% or greater will be utilized outside of all conduits.

Exhibit "A"                                               Technical Requirements



i. Cable sizes used in the system can be either RG-6 or RG-11. The RG-11 size is used for longer trunk lines and the RG-6 size is used for shorter feeder lines. Where conservation amplifiers will have their maximum full gain derated by a minimum of three dB. Further doubling of the cascade will result in additional gain reductions of three dB, each time the cascade is doubled.

j. Cross modulation shall not exceed minus 57dB from any distribution amplifier with 77 channel loading.

k.     All new distribution feeder cable shall be .500 or RG- 11 cable only.

l. No distribution (feeder) line shall feed in excess 550 television sets, or per limitations imposed on the system by segmentation.

m. All distribution (feeder) lines shall begin at the head-end and end at a central distribution location. No riser can be fed by a distribution line.

n. All risers must originate at a central distribution location. If risers must be extended, RG-56 cable with 90% shielding will be used from the splice to the central distribution location.

o.     All risers shall be identified to the rooms they feed.

p. All jumper cables from the wall plates to the televisions shall be replaced as necessary with RG-6 or RG-59 foam cable, with ferrule type connectors.

q.     Sub-band return loss shall not exceed 40dB

1.8.3    MATV REQUIREMENTS - IN ROOM TAPS

a. For in room directional tap outlets, all signal levels shall be 5-15dB (and typically at 5dB) from 40 to 550 MHz.

b.     Cross modulation shall be less than minus 57dB.

C.     Carrier to noise shall be 41 dB.

d.     Adjacent channel visual carrier levels shall differ by no more than 3dB.

e. Visual carrier levels shall differ by no more than 12dB through the bandwidth (50-550 MHz).
f. Visual carrier level stability shall vary no more than 10dB in any 24 hour period.

Exhibit "A"                                               Technical Requirements



1.9    TELEVISION REQUIREMENTS

New Hotels (as listed in Exhibit B) will provide television sets meeting the following specifications. Maginet and GDG will make best efforts to ensure that the System, MATV, and television sets in existing Hotels or Hotels currently under construction operate as though the television sets met these specifications. Maginet and GDG will provide all required remote controls for all Hotels.

a.     20 to 27 inch screens, at Hyatt's option.

b. "Smart Plug" compatibility to accommodate the requirements of the interactive system

c.     Closed caption capable

d.     Stereo sound

e.     Channel labeling

f.     Sleep timer

g.     Clone programming

h.     Non-volatile memory

i.     100+ channel capacity

j.     Remote interface connector

k.     TV's will be capable of no fewer than 400 scan lines of resolution.

l.     Teletext compatible

m.     Multisystem where required or appropriate

n. All television sets will be provided with full function infra red remote controls with the following minimum functions

       1.  Power on/off button
       2.  Pay TV button
       3.  Free TV button
       4.  Hotel Services & Information button
       5.  Interactive services button
       6.  Channel up and channel down buttons

Exhibit "A"                                               Technical Requirements



       7.  Volume up and down buttons
       8.  Mute button
       9.  Numeric Channel control keyboard


1.10   SPACE REQUIREMENTS

Maginet, GDG, the Hotels, and the Hyatt parties shall work together to coordinate the space requirements for installations in each Hotel prior to beginning installation work in each hotel. Each Hotel shall provide the agreed upon space requirements.

Each Hotel shall provide at minimum, sufficient space to house the equipment and accommodate a minimum of two people in an appropriate working environment (the "control room"). Typical space requirements will include the following:

a. One(1), line conditioned, dedicated, 30 amp AC circuit with provisions for 6 duplex outlets (as determined by the computer rack locations).

b. Two standard 30 amp, AC circuits with provisions for 3 duplex outlets (as determined by the work counter location).

c. The space shall have sufficient air conditioning to maintain a constant temperature of between 68 degrees and 72 degrees fahrenheit at 40% relative humidity.

d. The control room shall have sufficient telephone fines (both outside direct and in-house) and telephone instruments.

e.     Cable paths (ie: conduit, plenum, etc.) shall be provided from:
           i.    the control room to the head-end.
           ii.   the control room to the PMS.
           iii.  the control room to the PBX.
           iv.   the control room to the front desk.
           v. if additional services are supplied, needed path must be provided, ie: food & beverage.

Exhibit "A"                                               Technical Requirements



2.0    CONTENT
       -------

At installation, the Content will meet the following standards.

2.1    LANGUAGES

Maginet and DG shall provide Movie instructions/access, Hotel Services, and Hyatt Interactive Content in at minimum the three(3) languages listed on Exhibit "C" for each Hotel installation. Language requirements must be confirmed by the hotel before final installation. All language options shall be ready for the first installation requiring that language according to the installation dates listed in Exhibit "C".

A guest's preferred language will be selected from a list of the available options in the hotel property management system (PMS). Language choice will be set by the front office clerk when a guest checks in, so that Hotel Services, Hyatt Interactive Content and Movie selections will appear on the TV in the guest's preferred language. On check-out, the default language shall be re-set automatically to the default language selected by the Hotel.

2.2    FREE-TO-GUEST CONTENT

The System, MATV, and televisions shall deliver up to Twenty (20) free-to-guest channels at the Hotels option, to include any combination of the sources fisted below. Free-to-guest channel sources shall be selected and approved by the Hotel at Hotel's expense from provider of choice, prior to final installation. Free to guest programming shall be available at all public area and back of house MATV points throughout the hotel. GDG and Maginet shall make best efforts to optimize signals from free-to-guest sources, and program them according to the standard channel numbering sequence. These sources and their processing equipment will by provided by Hotel or Hotel's third party contractor.

Free-to-guest Sources
a.     Satellite programming
b.     Local Broadcast TV
c.     Local Cable TV
d.     In house Video programs
e.     Guest-room background Music

Access free-to-guest channels must be possible using the remote control and on screen menus. Channel numbering shall be standardized to the extent that is practical throughout all of the Hotels.

Free to guest programming shall include wherever possible, CNN and other international news and sport satellite and cable programming and a representative selection of local broadcast TV.

In house video sources include VHS playback, live camera inputs, and desk top broadcast programming

Exhibit "A"                                               Technical Requirements



2.3    MOVIES

1.   Quantity
The minimum number of movie selections simultaneously available from the System at installation shall be as shown in the table below.

   Number of Guest-     Video on Demand    Scheduled Movies
   rooms                Movies
   less than 250        24                       3

   250 to 550           36                       3

   Over 551             Additional 12 for        3
                        each 250 rooms

2.   Quality
Minimum requirements for movie programming to be provided by Maginet at each hotel shall be defined by the following criteria:

a. Number of copies of each title and title selections shall be established by Maginet based on the latest movie title release window provided by the studios for the given regions. Hyatt International and the hotels will review these selections for quality assurance purposes. The frequency of such reviews shall be at quarterly intervals during the first year of operation, and as required after that. The objective will be to maximize revenue, maintain programming and system delivery quality standards and keep up with the competition.

b. Maginet shall update titles such that at least four (4) "blockbuster" selections arc available in every hotel. A blockbuster title is considered to be a movie that is released within the same theatrical release window or that immediately following those movies shown on the major international airlines. Where the above criteria cannot be met because of censorship, or limitations imposed by the recording studios, each hotel must have at least four (4) of the latest release titles that are available in that country at competing international hotels, irrespective of which system they are using.

c. Other video program content shall be such that it remains generally equivalent to those titles offered by competing hotels, regardless of their supplier, providing their programming is legal. Foreign language and ethnic programming are also required, where it is offered by competing hotels and/or where it can increase the revenue generating potential of the system.

Exhibit "A"                                               Technical Requirements



2.4    HOTEL AND HYATT INTERACTIVE CONTENT

MagiNet and GDG shall develop and produce a standard if Hyatt User Interface package for use by each Hotel as the basis for the Hotel Services Content delivery in the Hotel. Each Hotel will be responsible For the development and production of hotel specific elements of the Hyatt User Interface, and Maginet and GDG will be responsible Or the coordination and incorporation of these hotel specific elements into the Hyatt User Interface. Hotel Services Content at initial installation shall include at minimum:

a.     Guest Folio Review & Video Check-out

b. Guest-room compendium / hotel services directory minimum twenty screens and/or images each.

c. Worldwide Hyatt Hotels Video Directory with capacity for at least five interactive screens or images per property, callback prompt, and reservations office notification.

d.     Room Service Menu Ordering.

e.     Food & Beverage outlet menu review.

f. Message Center Display (Notification on voice mail and display message information on PMS).

g.     Guest Welcome channel.

h. Interactive Guest Survey report format and delivery to appropriate application interface and/or printer.

i.     Interactive event information screens for groups, tours, meetings., etc.

j. Airline departure and arrival information for those airport hotel locations identified in exhibit "C", where such database information is available and provided by the hotel.

k. Standard formats and interactive tree/branches structures ready for interactive content input.

Hyatt parties will be responsible for the development and production expense of Hyatt Parties Content.

Exhibit "A"                                               Technical Requirements



2.5    INTERACTIVE PRODUCTS AND SERVICES FOR THIRD PARTY USE

MagiNet and GDG shall develop and produce a standard interface package for use on the System as the basis for the Interactive Services delivery in the Hotels. The standard interface package shall be available at initial system installation, and shall include standard means for authorized parties to interact with the guest and the System in one or more of the following ways:

a.     Receive notification from a guest requiring callback
b.     Disseminate or collect information
c.     Post charges for goods and services delivered

Interactive applications that must be supported by the system include Shopping, Video Games, Advertising

2.6    INTERFACES

Maginet and GDG shall develop and implement interfaces between the System and the following Hyatt systems.

 SYSTEM                      REQUIRED FUNCTIONALITY                  PRODUCTS
 Property       --Guest Preferred Language                      Fidelio, Maxial,
 Management     --Guest Folio Review/Check-out                  and CLS
 System         --Bill posting for movies and interactive
                  services
                --Message Center screen, including information,
                  hard copy messages, voice and fax notification
                --Other service required within PMS capabilities

 Point of Sale  --Room Service menu selection and bill          Micros, Maxial,
 System           posting                                       CLS and Squirrel

 Voice Mail     --On screen voice mail message waiting          TMS VoiceLink,
 System           indication                                    Nortel HVS

Maginet and GDG are not responsible for limitations that result from deficiencies in other systems but shall make their best efforts to minimize the impact of such deficiencies.

Exhibit "A"                                               Technical Requirements



3.0    OPERATING AND MAINTENANCE PERFORMANCE STANDARDS
       -----------------------------------------------

The services specified below shall be provided as required:

3.1    INSTALLATION SERVICES

Maginet and GDG are required to design and supply and Maginet is required to install and set up the complete system as described in this agreement as required for the hotel without cost to the hotel . These services are to include, as needed, upgrade to existing MATV system, and cabling where it effects system segmentation.

3.2    ON LINE SERVICES

This network is required for, but not limited to, monitoring remote system and equipment. performance, distributing media, collecting system usage statistics, diagnosing system problems and providing on line support, assistance and repair. The network shall allow two-way real time communication between systems and any one of the locations Maginet's local office is required to dial in to the system every 24 hours to verify defects.

3.3    CENTRAL TECHNICAL SUPPORT SERVICES

Maginet and GDG are required to maintain a qualified technician on call 24 hours per day 365 days per year to provide second line support for the local offices and the installed systems; and to distribute expedited content upgrade.

3.4    LOCAL FIELD SERVICES

Maginet are required to maintain local field services to provide first line support to each site. The local field services shall be equipped with the appropriate facilities (space, tools, equipment and expertise) to carry out all service requirements for all systems located in the field service facility's territory. Each Field Service Facility is required to maintain a technician on 24 hour call, who shall be provided with second he support via modem and phone from the central technical support facility mentioned in 3.3. Maginet and GDG will be responsible for maintaining hardware, software and training resources in their field offices to the latest specification.

3.5    SYSTEM UPGRADE SERVICES

The System shall be upgraded by Maginet to meet the minimum criteria as defined below:

1. In order to add more capacity to the system if the statistical information application described in 1.7.4 indicates that the following conditions have been reached:

i.   Video on demand

The number of simultaneous video on demand channels shall be increased by a minimum of 12 outputs when the daily requests for movies on demand exceed the installed number of outputs by 12 or more, on 90 days out of a consecutive period of 365 days.

Exhibit "A"                                               Technical Requirements



ii   Interactive services

The number of guests denied immediate access to the system, exceeds two percent (2%) of the available rooms on 30 days within a consecutive period of 90 days. Immediate access is access within 5 seconds of hitting the appropriate remote control button.

2. To provide features and functionality that are offered at competing hotels, to comply with section 14. of the master agreement and section 6 of this exhibit.

3. To add hardware and software enhancements in order to maintain all the installed systems to the latest current standard. Such upgrades shall take place on an annual basis, according to a software release schedule to be posted by Maginet and GDG.

4.     As required to rectify software problems.

3.6    CONTENT UPGRADE SERVICES

Maginet and GDG shall coordinate and deliver all content for use on the system to meet the following requirements:

1.     Bulk Content Update Service

Generally, System Content is required to be comprehensively updated every month, according to a publicized schedule to be produced by Maginet and made available to GDG, Hyatt parties and authorized parties. Deadlines no more than 7 days prior to shipment must be established for content submissions. AU content packages shall be installed in hotels by midnight on the publicized scheduled day. Content update is to take place with minimum effect on Guest Access to the system.

2.     Interim Update Services

Interim content upgrade services must be provided to any or all hotels to cover the following requirements:

       a. On-line Interactive Content upgradeIt must be possible to download interactive files from Toolkits to installed systems so that content update can be completed and on line within 15 minutes, and without taking the System off-line.

       b. Defective Content ReplacementContent where the video quality deteriorates below the standards established within this exhibit shall be replaced, within the time limits set for unscheduled maintenance services (standard service) within this section.

Exhibit "A"                                               Technical Requirements



C.     Incorrect Content Replacement

           Where video content is incorrect, such that it effects the image of Hyatt, or is misrepresentative, offensive, or effects revenue, or for other reasons deemed important by authorized parties using the system, the offering content shall be removed within the time limits set for unscheduled maintenance services (critical component failure) within this section.

3.7    SERVICE AND MAINTENANCE STANDARDS CRITERIA

Equipment manufacturers' repair manuals and specifications are to be furnished as a reference to be used by all parties to establish standards for maintenance practices and operating tolerances. Maginet and GDG shall repair or replace components as needed to maintain consistency with the minimum criteria defined in section 1.1.

Critical equipment no longer meeting manufacturers performance specifications, or as required under the requirements to keep current with technology in the master agreement, is to be replaced as part of the ongoing maintenance- and upgrade procedure. Maginet and GDG shall be responsible for ensuring that field services facilities are capable of carrying out work to the above standards.

3.8    PREVENTIVE MAINTENANCE SERVICES

Maginet and GDG shall develop a preventive maintenance program for use by field offices, and this shall be provided to the hotels who will provide notification of non compliance to Hyatt parties. This program is to include MATV system performance monitoring on a twice annual basis, and as required to maintain standards.

3.9    UNSCHEDULED MAINTENANCE

Field response time for replacement following critical component failure must be within four hours. Standard service must be provided within 24 hours of a non critical fault being reported. Emergency service must be provided 365 days per year / 24 hour per day basis. Standard service must be provided on a five (or six days where local working practices dictate) per week eight hours per day basis. On line support as well as live first and second line phone support must be guaranteed as available at each hotel. The local representative provides first line support for the hotels, while the US office will provide second line support.

3.10   PARTS REPLACEMENT SERVICE

1.   On Site
     -------
Maginet shall provide adequate spare parts on-site at each hotel to facilitate change out of basic components by the hotel engineering staff, which includes in room devices (begin with 5% stock) and other site replaceable items Computer cables, connectors, etc.( begin with at least 2% stock).

Exhibit "A"                                               Technical Requirements



2.   At Field Services Facility.
     --------------------------

Details of the minimum spare parts inventory must be provided to show that inventory levels are being held at 2% of the installed levels in that location, except where demand for parts is greater, in which case stock must be maintained at five (5) percent of installed inventory.

Maginet shall adjust spare parts inventory to sustain the levels of service identified throughout this section.

3.11   SERVICE HISTORY LOG

The local field services facility shall hold a detailed service history containing all records pertaining to the system

3.12   LIMITATION OF TECHNICAL ASSISTANCE RENDERED BY THE HOTEL

The technical responsibility for the hotels shall be limited to the following actions to be carried out by the engineering department and those hotel employees monitoring the system:

       1. Removing and replacing defective in-room components and handing them over to Maginet and GDG's field staff during site visits

       2.  Reporting problems observed on the MATV system to Maginet's agents.

Hotel will not be responsible for any matters relating to other aspects of the interactive services, but will cooperate fully with the vendors and his agent to maximize system performance and revenue.

Exhibit "A"                                               Technical Requirements



4.0    New Technology Performance and Development Standards
       ----------------------------------------------------

4.1    GENERAL REQUIREMENTS

  1.Hardware
    --------

       The system and components are to be designed such that they can be upgraded to adapt to developing technologies. As a minimum it must be possible to retrofit to already installed systems those items listed under section four of this exhibit to comply with the terms of the master agreement.

  2.Software
    --------

       Maginet and GDG will be responsible for keeping all sites in a region current with the latest software release. These details will be agreed between Hyatt International and Maginet and GDG. Generally software upgrades shall be expected and installed in all sites on an annual basis, except where required sooner to correct observed software problems that adversely effect the system performance, Hyatt's Image and/or revenue generating capacity.

  3.Future Development
    ------------------

       Hyatt International is committed to developing a global marketing communications database. Maginet and GDG shall commit to establish and maintain compatibility with these requirements and to cooperate with Hyatt International, Regency Systems Solutions and other software vendors and consultants on an ongoing basis to further develop this concept under the terms of the master agreement.

4.2    SPECIFIC UPGRADE REQUIREMENTS

1.   December 31, 1995 Release
     -------------------------

The following items are not yet incorporated into the Maginet GDG platform at this time, but already offered in some markets by the competition. It has therefore been agreed that they will be incorporated into the installations to be completed after January 1996, and provided as an upgrade to those installations completed before that date, by January 1, 1997.

Installations shall be upgraded to incorporate the following by December 31
1995.

a.     Access to nationally available teletext where available.
b. Video games from one of the market leaders in this field. The current generation of products from either Sega, Nintendo, 3DO or approved alternative are to be provided. It shall be possible to charge for games on a unit time or number of plays basis.
c. In-room terminals that can be tuned from a central location, that they bypass the TV tuning device where A/V outputs are provided in the TV sets. They shall also be concealed with a sensor no larger that 30 mm high x 50 mm long x 30 mm deep will be visible from the guest room.

Exhibit "A"                                               Technical Requirements



d. Hotel information channels which can be set up for arid accessed by all guests or by particular groups which can be individually addressed by the hotel staff except as limited by the PMS

2.   July 31, 1996 Release
     ---------------------

The following advanced interface requirements are already provided in some markets and are required at the latest to be implemented in new installations by July 31,1996 and retrofitted where required in existing hotels by July 31, 1997

Hyatt Parties will identify a preferred solution, or present a similar system installed at a competing hotel and will make best efforts to obtain interface protocol, for use by Maginet and/or GDG to develop the required interface. Maginet & GDG shall deliver the required interface, to comply with section 14 of the master agreement.

a. Advanced Interface Development Requirements that shall be installed by Maginet/GDG are:

i. Interface to fax server -and in-room printer/scanner interfaces for the in room terminal.
ii.   Assistance in developing means to post minibar charges using MATV network.
iii. Interface to allow access to voicemail system features, via TV remote as well as telephone.
iv. Interface to Screen format application for collecting data entered via remote control, such as maintenance information and room status update and similar applications.
v. Interface to remote printer or application associated with the Hyatt Reservations network.

b. Other Screen captures will be developed according to requirements Selected Internet screens, Public information system like teletext, Minitel and Airline Information Systems on line hotel signage systems, and similar applications will be required to be captured and displayed on the hotel

Exhibit "A"                                               Technical Requirements



5.0    TECHNOLOGY(FUTURE)

Below is an indication of technology that is known to be under development. These are items that may be required as upgrades to installations to comply with section 14 of the Master Agreement and section 6 of this exhibit. Upgrades may also be required for services that may be offered at competing hotels, but that are not yet identified at this time or listed below.

5.1 Movie & interactive content in compressed digital format, such as MPEG 2, when use of such a format is made available. This may include head end upgrade to incorporate digital MATV signal delivery to the guest rooms to the extent permitted by the MATV systems in each hotel.
5.2 Satellite, frame relay, ISDN, ATM and/or other advanced networking methods that would enable on line downloading of movie & Reactive content, in those areas where it becomes the accepted norm
5.3 Increasing simultaneous access to pay video and interactive services as demand for them increases and as technology facilitates increased bandwidth.
5.4 Incorporation of newly developed broadcast and video standards as and when adopted by the multimedia and television industries. examples include but are not limited to HDTV, advanced digital video formats up to and beyond MPEG 2, Studio movie master formats, such as Do, updated operating systems such as Windows NT.
5.5 Upgrading System communication protocol to take advantage of Increased bandwidth and the switching capability offered by advanced networks. Examples include fast ethernet and ATM.
5.6    Provide full motion video for interactive services content.
5.7 Provision to accommodate increased number of viewing channels as MTV technology updates dictate.
5.8 Use of the pay TV gateway to charge for programming provided by third parties like satellite, and cable TV providers to increase revenue for Maginet, GDG and the hotel for example.
5.9 Cooperative development of other interfaces on an as need basis, this is to include full interface with the Hyatt Spirit Reservations system including on screen reservations, using the interactive system.
5.10 Provide interface with hotel fax server software to enable faxes to be displayed on screen; and the option to print them on a printer located in the guest rooms. Print outs of coupons and folios will also be required.
5.11 To keep Hyatt International Technical Services abreast of the latest industry trends to give them the opportunity to update MATV system specifications in new projects, so as to be ready for the above.
5.12 Interface with and communication between on-line hotel and signage systems, as any be installed in the hotels
5.13 Multi-media interface with voicemail system to duplicate phone and voicemail capability via MATV system, for link to video-teleconferencing facilities.
5.14   Upgrade head-end to provide Stereo Audio delivery
5.15 Development of more foreign Language Content, especially Malaysian, Indonesian and other Asian languages.

Exhibit "A"                                               Technical Requirements



6.0    Competitive Standards
       ----------------------

6.1    GENERAL STANDARDS

The master agreement requires that Maginet shall keep the system up to date to ensure that installed systems have the features and functionality built in to the latest Systems, or systems provided by a competitor.

6.2    KEY SYSTEM PERFORMANCE PARAMETERS

The following are key features and functions defined in the minimum technical specification, that if improved upon by a competitor would render the System inferior, whereby Maginet and GDG would be required to modify the system to deliver the same or better features and functionality, under the terms of the master agreement :

6.2.1  VIDEO & AUDIO QUALITY

In cases where competing hotels offer observably better video quality than VHS, then the system video and audio shall be upgraded to match that level of quality. In cases where it is difficult to quantify improvements to video quality, the following criteria will be used to establish the acceptable minimum quality:

Video images transmitted and displayed across the System, MATV, and a good quality brand new twenty-five inch (25") television set must be observed to be as good as the same images when the image source is directly connected to the television set. The video image source for quality tests shall be a full action, color movie on a new, unused S-VHS tape provided by a major recording studio played back on a brand new S-VHS tape player connected directly to the television with AV connectors.

When compared to the same movie provided as part of the Content across the System, MATV, and television set, there shall be no noticeable degradation in resolution, discoloration, focus, or brightness, nor multiple images (ghosting), artifacting, or other negative differences in image quality.

6.2.2  ADDED SYSTEM FEATURES & FUNCTIONALITY

When a competing hotel offers features and functionality that it is determined by the Advisory Board provide the competing hotel with a competitive advantage, then Maginet and GDG shall implement equivalent or alternative technology to ensure that the System delivers those additional features and functionality enjoyed by the competing hotel; where those features and functionalities improve revenue from the system or are perceived as an incentive for guests to stay at the competing hotel.

Exhibit "A"                                              Technical Requirements.



6.2.3  COMPETITIVE RATES

If a competing hotel is able to offer lower rates for movies and services of an equivalent quality, Maginet and GDG shall take whatever steps necessary, including employing new or alternative technologies to lower operating costs such that Hyatt Parties can match such rates, without effecting Hyatt Profitability.

6.2.4  GREATER CONTENT VARIETY.

If a competing hotel generates higher revenues by offering a greater variety of interactive or video on demand content, of equivalent quality, Maginet shall increase programming and system capacity to match the usage rates enjoyed by the competing hotel.

6.2.5  GREATER SIMULTANEOUS SYSTEM ACCESS

If a competing hotel generates higher revenues by offering a greater number of simultaneous outputs to deliver the content, Maginet shall increase programming and system capacity to match the usage rates enjoyed by the competing hotel.

6.2.6  VENDOR PREFERENCE

If a competing hotel offers better revenues and/or improved features such that the revenue generating potential of the system is greater, Maginet and GDG shall employ similar or alternative technology, to ensure that the System remains competitive in this sector of its revenue generating capability.

6.3    ALTERNATIVE TECHNOLOGY - SYSTEM OBSOLESCENCE

If a competing hotel offers alternative technology that substantially improves revenue and/or offers features and benefits that are determined to be an incentive for guests to stay at the competing hotel, then Maginet and GDG shall provide similar or alternative technology so that System delivers features and functions that would not be perceived as inferior or outdated by guests and vendors using the system, when compared with the competition.

6.4    DIGITAL HARDWARE PERFORMANCE CRITERIA

In cases where such technology involves digital video delivery, the following criteria is intended to set a minimum standard, in cases where it is not possible to define the system used by the competition:

       a. Movies will be delivered to the viewer at 400 lines of resolution or better, with color clarity and definition superior to the current vendor's VHS product.
       b. Transmission of movie signals will be sufficient to provide "flicker free" video images.
       C. The units shall be capable of providing simultaneous access to any or all of the available number of ports on the system.
       d. It must be possible to pause and rewind for a total of 15 minutes of the movie showing time, using the remote control (subject to studio consent).

Exhibit "A                                               Technical Requirements.



       e. Additionally it shall meet or exceed other performance criteria indicated below as applicable to video tape based systems, where not specified under this section and as required to comply with the requirements of the master agreement.

6.5    DELIVERY CRITERIA FOR SYSTEM UPDATE

To comply with the terms within the master agreement, Maginet shall deliver the system upgrade within nine months of written notice from Hyatt Parties that the competitor's advantage was determined to exist.

                                                            August 22, 1995
                                   EXHIBIT B
                         FORM OF INDIVIDUAL AGREEMENT,
                         -----------------------------

               EXHIBIT B
               ---------
Additional System Equipment:
- ----------------------------


     Provider will provide the hotel with a number of spare remote control units equal to five percent (5%) of the total number of TVs in the Hotel linked to the System. These units will remain the property of Provider and will be included within the definition of "System."

Remote Control Replacement Cost:
- --------------------------------

     The fee for remote control replacement units shall be U.S. $20 for each replacement unit, plus applicable duties or fees.

Movie Rental Fee:
- -----------------

     The Movie Rental Fee shall be for each access of a Program, subject to adjustment as provided in Section 6.

Game Fee:
- ---------

     The Came Fee shall be for each access of a Program; subject to adjustment as provided in Section 6.

Hotel Commission:
- -----------------

     [***], subject to increase as provided in Section 4 (i), on Net Rental Fees from Movies and other pay video services, excepting Hyatt Content, Interactive Services and Third Party Content, for which commission rates shall be subsequently established by the Advisory Committee established pursuant to the Master Agreement.

                                       -20-                         (02/15/95)

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                                                 August 22, 1995

                                   EXHIBIT C

                            LIST OF CURRENT HOTELS
                            ----------------------

List of hotels and installation schedule

                                     [***]

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Exhibit C


                                     [***]

[***] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commmission. Omitted portions have been filed separately with the Commission.

                                                        August 22, 1995

                                   EXHIBIT D

                       HOTEL FEES, COMMISSION, AND COST
                       --------------------------------



Initial Rental Fee: (to be established in Individual Agreements in each country).


Hotel Commission:  [***] on Net Rental Fees from Movies and other pay video services, excepting Hyatt Content, Interactive Services and Third Party Content, for which commission rates shall be subsequently established.


Remote Control Replacement Cost: [***] for each replacement unit.







*Subject to increase as provided in Section 11.9 of the Master Agreement.


*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                        HOTEL GUEST SERVICES AGREEMENT


This Hotel Guest Services Agreement, ("Agreement") between ______________, a
Company duly incorporated in___________________,having its     principal place
of business at____________,and a [wholly-owned subsidiary/licensed distributor] of MagiNet International Corporation (hereinafter referred to as "Provider"), and the Hyatt __________ Hotel, having its principal place of business at_________ ("Hotel") , sets forth the terms for installation, operation and maintenance by Provider of an on-demand guest video system and related services in the Hotel.

WHEREAS:

     (A) The Hotel operates a hotel for the lodging of guests in separate, private rooms and suites which are customarily available for overnight sleeping accommodations;

     (B) The Hotel wishes to enhance the guests' stay by giving them the opportunity to view pre-recorded entertainment programs and movies and standard off-air broadcast or cable television channels available to the Hotel without special equipment.. and other programming and interactive service offerings, conveniently in the privacy of their own rooms using an on-demand video system provided by MagiNet;

     (C)  Hyatt International-Asia Pacific Limited ("Hyatt International"),
Hyatt: Chain Services Limited ("Hyatt Chain"), Guestserve Development Group ("GDG"), and MagiNet International Corporation ("MagiNet") have entered into an exclusive Master Guest Video Services Agreement dated August 1995, (the "Master Agreement") whereby MagiNet, using on demand video and interactive services technology (of GDG ("GDG Technology") , has agreed to provide on-demand video services and interactive services pursuant to the terms therein and herein;

Now, therefore the parties do hereby agree as follows:

     1.   ON-DEMAND VIDEO SERVICES SYSTEM

          (a) Provider shall, with the support of MagiNet and GDG, provide to the Hotel through the System (defined below) and the Hotel's video and audio transmission and receiving and antenna and wiring systems ("MATV") on-demand video and interactive services pursuant to the terms and conditions set forth in the Master Agreement and herein. All terms and provisions in the Master Agreement applicable to the parties hereto, including obligations of MagiNet and GDG to the Hotel thereunder, are hereby incorporated



                                                                      (02/15/95)
into this Agreement by reference and made a part hereof. In the event of any conflicts between this Agreement and the Master Agreement, the Master Agreement shall control.

          (b) The Hotel is hereby fully licensed by Provider, GDG and MagiNet for as long as this Agreement is in effect to have the use of the GDG Technology, and any improvements thereon made by GDG, MagiNet and/or any third party acting under a license or contract from either on the terms provided herein.

          (c) The Hotel is hereby fully licensed by Provider, GDG and MagiNet to have and use a graphics generator (the "Graphics Generator") that enables the Hotel to update its own Hotel Content for display on the System through. the GDG Technology as provided in subsection (p) below. "Content" shall mean off-air activities, services and programming as provided hereunder and as may be agreed upon pursuant to the Master Agreement, This license covers all uses in the Hotel by any entities affiliated with Hyatt international (the "Hyatt Affiliates") throughout the duration of the Master Agreement and for such time thereafter as permitted by this Agreement.

          (d) "System" as referred to herein, shall include at least: (i) a module for each television set that can remotely control on demand requests made by guests from Hotel rooms ("Rooms") to central storage devices within the Hotel; (ii) a remote control and appropriate spares for each television in the Hotel; (iii) Content storage sufficient for the Content initially installed and a reasonable amount of expansion capability for additional Content that may be installed in the future; (iv) a front-desk personal computer monitor and printer; and (v) all necessary software, electronic, computer and switching equipment, including GDG Technology to permit the receipt, transmission, monitoring and on demand remotely controlled interactive guest operated in-room display of the Content.

          (e) Subject to the right of Hotel and its guests to use other non-competing video devices, cd players, computers, telefax machines, and similar devices in the Rooms, the Hotel will ensure that the System will be the sole and exclusive in-room pay per view guest video services system provided to their guests during the term of this Agreement (except as otherwise provided for herein, or in the Master Agreement). The Hotel will not either directly or indirectly solicit the installation of any video system in the Hotel which might directly compete with or cause transmission interference with the System.

          (f) Subject to paragraph (j) following, Provider shall develop, repair, purchase, build and install all hardware and software required to operate the System at its sole cost, including any MAIN' upgrades required for the System to perform according to specification, and shall install, operate and maintain the System

                              -2-                         (02/15/95)
and such MATV at the Hotel as provided herein. All required hardware and software and other equipment and specifications for the System and the MATV are specified and listed in Exhibit A hereto (the "Technical Requirements").

          (g) Provider shall provide documentation to provide the reader with sufficient information so that the System can be operated without further consultation (the "System Manual"). Two (2) copies of each System Manual shall be provided for the Hotel.

          (h) One (1) copy of a manual that describes the Graphics Generator sufficiently to permit its use shall be provided to the Hotel (the "Graphics Generator Manual").

          (i) System Manuals and Graphics Generator Manuals may be copied and printed in whole or in part by Hotel on an as needed basis. All Manuals shall be marked and treated by all parties as confidential. Notice of copying of each Manual shall, with best efforts, be given to Provider.

          (j) The System shall provide guests with the Content in as efficient and effective a manner as is reasonably and technically possible at the time the System is installed in each Hotel, and as further specified and described in the Technical Requirements.

          (k) The System shall accommodate, and Provider shall ensure the delivery of across the System and the MATV, to the extent reasonably and commercially possible, all Content that the Hotel determines in the future would benefit Hotel guests or Hotel staffs and would be economically viable to add to each Hotel's services.

          (l) The System will be multilingual, and shall permit displays and commando in at least three separate languages. The selected languages are preliminarily designated in English, Japanese, and the primary local language used in the country in which the Hotel is located. If Hotel desires a different set of languages it shall designate its selections by written notice to MagiNet on the date of execution of this Agreement and such notice shall become attached hereto as an Exhibit. Subsequent changes or additions to such languages shall be mutually agreed in accordance with Customer demand.

          (m) Provider shall at all times in the future ensure that the System and all other Hyatt International or Hyatt Chain contracted computer, reservations and information systems operated or used by the Hotel are interoperable, and will ensure that it takes no action(s) that could jeopardize such interoperability.

          (n) Provider understands and agrees that the System mustmeet or exceed all applicable Technical Requirements described in

                                      -3-                   (02/l5/95)

Exhibit A. Provider shall provide sufficient spare equipment to minimize the effect of component failure on guest services and to enable rapid repair and replacement of defective components, including spare onverters and remote controls to enable Hotel staff to meet the short term needs of its guests if repair and/or replacement of components are required.

          (o) Each Hotel will ensure the safety and security of the System and all related property of Provider at all times while the System is installed in the Hotel, and will be liable for any loss or damage to the System resulting from willful misconduct on the part of Hotel's guests, employees or third parties (excepting third parties associated with MagiNet or GDG).

          (p) The Hotel shall have the right to utilize the System in the Hotel to display informercials, programs on other hotels and resorts, and similar advertising and merchandising of hospitality industry products and services offered by Hyatt International or any Hyatt Affiliates ("Hyatt Products"), including, Interactive Services (see below) and Hotel Services (see below) (collectively, "Hotel Content"),

          (q) Hotel Content shall not be directly competitive with any then currently available Content.

          (r) Except as specifically otherwise provided herein, all Content other than movies must first be approved by the Hotel prior to installation on the System,

          (s) "Hotel Services" shall mean those guest information and other services available now and in the future from the Hotels or Hyatt International and Hyatt Affiliates, including the development, storage and transmission of information about: (1) guest billings status, (2) minibar consumption and other charges, (3) hotel, transportation, and restaurant reservations, (4) guest marketing information for or on behalf or third parties, and (5) guest messaging systems and services.

          (t) Provider shall ensure that Hotel Services are available through the System, and can be accessed with no more delay than may, be experienced in order to obtain Interactive Services (defined below) from Provider, include such assistance as may be needed for the Hotel so that all Technical Requirements are met for the transmission of Hotel Services through the System.

          (u) "Interactive Services" shall mean all. interactive guest video products and services, including games, made available to the Hotel by Provider pursuant to the Master Agreement.

          (v) If Hotel requires Provider to provide services requiring the modification of hardware or software interfaces other than those on the System in order to implement future Hotel

                                      -4-                    (02/15/95)

Services, then the Hotel shall be solely responsible for such costs. If Provider satisfies such requirements, then any direct costs for the alteration of existing interfaces solely for the purpose of providing future Hotel Services, and approved by the Hotel, shall be paid by Hotel.

          (w) After execution of this Agreement, Provider will perform at its expense a site evaluation at Hotel to determine whether any upgrading of the Hotel master television antenna system ("MATV") will be required. If such upgrading is required, this shall be provided and funded by MagiNet, as provided in Section 4(i).

2 TERM OF AGREEMENT

          (a) The term of this Agreement will begin on the Term Commencement Date as defined in Section 2 (b) below and will continue until the expiration or earlier termination of the Master Agreement (the "Term").

          (b) Upon the installation of the System, Provider will test the System to ensure functionality as provided in Section 4(f). Upon the successful conclusion of such test, Provider and Hotel will sign a statement. acknowledging that the System is functional. Such statement will be attached hereto when completed as provided in Section 4(f), and the "Term Commencement Date" will be the date of such statement.

3. HOTEL FACILITIES.

During the Term, Hotel shall provide a designated room for installation of the System; signal wiring and connections; electrical power and sockets; cooling facilities; and a secure location for all equipment comprising the System (collectively, the "Hotel Facilities"); all in accordance with the Technical Requirements.

4. INSTALLATION

          (a) Installation shall commence within ________( )days following execution of this Agreement.

          (b) Provider shall apply for and obtain all licenses, permits and other government approvals required to do work on Hotel's premises, and shall at all times comply with the applicable legal and regulatory requirements for such work. it shall be Provider's responsibility to handle all such requirements, and also its responsibility to pay for any legal expenses and fines incurred due to Provider's failure to comply with such requirements.

          (c) An interface with Hotel's PMS shall be completed during installation of the System. A front-desk personal computer

                                      -5-                   (02/15/95)
and printer will be included as a part of the System for printing charges for each guest purchase or rental in case such interface fails at any time.
Provider will ensure that the System will fully interface and integrate with the PMS. As a part of such integration, guest usage charges shall be automatically posted to each individual guest's bill, counts of access shall be available to the Hotel and other reporting will be permitted. Hotel will cooperate with Provider for the purpose of successfully implementing the interface, and shall undertake its best efforts to insure cooperation between Provider and each PMS software vendor used by the Hotel. All interface protocol installation or maintenance charges asserted by the PMS software vendor and agreed upon in advance by the Hotel will be paid for by Hotel.

          (d) Hotel will provide such access as may be reasonably requested by authorized personnel to enable complete installation of the System in the Hotel, including without limitation providing all Hotel Facilities, within a reasonable time to permit complete installation. Hotel will make reasonable efforts to provide Sufficient access to guest rooms for the purpose of equipment installation so that such installation is performed with a minimum of delay. During the installation process, Hotel will exercise best efforts to provide complimentary rooms for out of town members of the installation team.

          (e) Appropriate fully qualified personnel shall perform Provider's obligations hereunder in an efficient, courteous, effective and timely manner and all such personnel shall be bonded, trained and supervised in accordance with appropriate hospitality industry practices consistent with local practice and custom. All actions of any person acting for or on behalf of Provider shall be subject to the same rules and regulations, which will be made known to Provider, as are applicable to Hotel staff. All such persons shall wear identification badges, and shall be dressed in a proper fashion.

          (f) Upon completion of the installation, Provider will test and ensure that the System in each Hotel, and in all Rooms is fully functional without material defects and meets all applicable Technical Requirements. Upon the successful conclusion of such testing, Provider will deliver to the Hotel and the Hyatt Parties a written Certification (the "Certification"), that the System is fully functional and without material defects and meets all applicable Technical Requirements. Such Certifications will be attached to this Agreement as an exhibit.

          (g) At the time of installation, Provider shall train all employees deemed by Hotel to be appropriate in the use of the System.

          (h) Hotel will begin the process of billing guests for and generating revenue from the Content no later than the date of

                                      -6-                   (02/15/95)
the Certification.

          (i) Hotel shall provide access to its MATV. Provider shall be responsible for all work required to and all costs incurred in upgrading the MATV as required for proper operation of the System, except that improvements required for in-wall cable and its installation in excess of $5,000 shall be paid by the Hotel. If these costs exceed [***] and Provider elects not to pay for such excess, then the Movie commission rate payable to the Hotel for the Movies shown at Hotels shall be increased by [***] for a period of three years. Nothing herein shall be deemed to allow or require Hotel to submit any records beyond those showing the actual costs of the purchase and installation.

          (j) The installation of the System and MATV upgrade shall not degrade the MATV, or impair the ordinary reception of broadcast programs (or other services on the MATV. Any MATV hardware and equipment owned by Hotel which has been disconnected as a result of the installation will be taken to Hotel designated storage locations by the installation personnel.

5. MAINTENANCE

          (a) Provider will promptly provide all maintenance, repairs and replacement of all software and hardware and other equipment necessary to ensure proper operation of the System and the related MATV in the Hotel, including satisfactory signal quality, and shall insure that a qualified person is available on a twenty-four (24) hour basis to receive service requests. MagiNet and GDG will provide backup support to Provider as necessary to ensure proper maintenance, repair and replacement occurs. Such maintenance and technical assistance will be provided free of charge, unless the maintenance is occasioned by a breach by Hotel of any of its obligations as set forth in this Agreement, or by unauthorized use, access, theft, negligence or damage caused by Hotel staff or third parties not under contract to Provider, MagiNet or GDG. Hotel staff shall be trained so that they can undertakeroutine maintenance as agreed upon by the Hotel and Provider. Provider shall not be obligated to maintain hardware already contracted by Hotel to a third party.

          (b) Hotel will, at the Hotel's expense, notify a person designated by Provider by telephone or by fax of any failure or degradation of any part of the System anywhere within the Hotel, including in any Room.

          (c) The Hotel will notify Provider as soon as is reasonably possible and upon Hotel's actual notice of any unauthorized use, access, theft, damage or malfunction of or to the System.

          (d)  Each Hotel will allow authorized personnel of


*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                      -7-                   (02/15/95)

Provider, MagiNet and GDG to have escorted access to the System at reasonable times in order to conduct routine maintenance, to observe and to monitor the System, to ensure suitable operating conditions, to implement improvements in the System, to conduct repairs, and to otherwise carry out Provider, s, MagiNet I s and GDG' s obligations set out in this Agreement and the Master Agreement.

          (e) In the event that any malfunction, nonconformity or other defect in the System is believed to exist by Hotel and notice of such defect is given, Provider shall promptly undertake best efforts to have the defect corrected and in no event shall there be more than a four (4) hour delay in Provider's response and all repairs shall be made as quickly as possible. If Hotel does not provide prompt access to the System to correct System failures once Provider has been notified by Hotel of such. System defects, Provider will not be liable for any delays so incurred.

          (f) Any repairs or replacements to any equipment supplied by Provider made necessary by any negligent or willful act by Hotel or any of its guests, employees, contractors, servants, and agents, or force majeure events, will be undertaken by Provider at Hotel's expense.

          (g) Hotel shall not permit any person to tamper with or attempt to make repairs to any equipment supplied by Provider. In emergencies, Hotel may carry out repairs in accordance with instructions given by Provider.

          (h) Each Hotel will be responsible for replacement of depleted batteries and for paying for replacement infrared remote control units in the event of theft, loss or damage in excess of twenty (20) units per year. Initial replacement cost is as set forth on Exhibit B, plus shipping, duties and taxes, and is subject to change upon written notice from Provider or MagiNet to Hotel, with an effective date at least thirty (30) days in advance of a change, in accordance with commercially reasonable and customary practices:

6.        RENTAL FEE AND PAYMENT TERMS

          (a) Hotel will charge hotel guests for access to Movies and other pay per view and pay for service Content (collectively the "Programs") for which charges are assessed (the "Rental Fees") The amount to be charged for Movies shall be set by Provider in consultation. with and approved by Hotel at the time of the execution of the Agreement or, for other pay per view and pay for service Content, at the time the Content is made available. Such charges shall not commence until after a guest has been allowed to review the selection for an initial period to be mutually agreed by Hotel and Provider. In addition to the Rental Fee, Hotel will collect from guests any taxes applicable to such receipts, and will pay those taxes to the appropriate government authorities.

                                      -8-                   (02/15/9S)

          (b) From time to time, Provider may revise the Rental Fees after consultation with Hotel. Rental Fees shall be charged which are customary in each locale, and may be increased annually in an amount at least equal to the increase in the local cost of living. Provider will notify each Hotel in writing of any new Rental Fee and the effective date at least thirty (30) days in advance of a revision.

          (c) In the event any Hotel guest disputes the amount of Rental Fees in a situation in which Hotel personnel are otherwise unaware of any System malfunction (herein referred to as a "Denial"), Hotel may in its sole discretion credit the disputed amount to the guest's account provided it provides Provider with a copy of the credit voucher showing room number, date, time of day, and reason for the disputed charge. Hotel will use its best efforts to limit Denials to not more than five percent (5%) of gross Rental Fees per month.

          (d) The System will generate an accurate record (the "Access Record") of the access to the System by any guests, including a record of the access charges for each individual guest's bill or Room account, the types of access made, and any other reasonably recordable information that may be requested. The Access Record will not retain the names of guests Provider will be responsible at their own cost for programming the System to enable it to provide the aforesaid data. The Access Record for Hotel will be held in confidence by the personnel of Hotel. Provide and Hotel may review and use the Access Record for such purposes as they may reasonably deem appropriate. Each party will indemnify the other against any and all claims as a result of their improper use of such Access Record.

          (e) Hotel will submit a report (via telefax) to Provider on the first day of each month which details the previous month's gross Rental Fees and itemizes deductions for all Denials allowed. Provider shall invoice the Hotel for gross Rental Fees less Denials allowed, Hotel commissions payable under Exhibit B (which Exhibit shall be supplemented and amended from time to time as new Programs are added to the System) and unreimbursed tax payments ("Net Rental Fees"), all based upon guest usage as reported by the relevant PMS accounting records during each calendar month which information shall be accessible and reviewable during the month by Provider and Hotel. Hotel shall handpost any invoices printed in hard form as a result of PMS downtime to accurately capture those buys in PMS records. If Hotel's PMS report differs from the automatic record kept by the System, both parties agree to mutually and amicably resolve any variances between their respective records of Rental Fees and Denials.

          (f) Hotel will pay to Provider or the designated subsidiary or distributor or other designated party within ten (10) days, the Net Rental Fees invoiced by Provider as provided in

                                     -9-                    (02/15/95)
paragraph (e) preceding. The payment transmission will also specify the occupancy rate for the month.

          (g) Hotel All keep current, complete and accurate records of occupancy rates and all Net Rental Fees and other amounts due to Provider pursuant to this Agreement. Throughout the duration of this Agreement, Hotel's book and records pertinent to the Rental Fees, Denials and Net Rental Fees for any month will be open to inspection and reproduction by Provider and, if necessary, to an audit by a mutually agreed upon certified public accountant as an authorized representative of Provider upon reasonable advance written notice to Hotel. No such records need to be retained beyond one year, Provider's right. to inspect and audit the books and records of Hotel will not extend beyond one year from the expiration of the Agreement, If any audit by Provider discloses any non-payment or underpayment of any amount payable to Provider, the Hotel will immediately pay to Provider any deficiency, plus interest charges at the rate of 1.5% per month or the maximum interest allowed by local law, whichever is less. If the deficiency is in excess of fifteen percent (15%) of the actual amount payable to Provider for the period for which the deficiency occurred, the Hotel will reimburse Provider for all costs incurred by Provider in conducting the audit.

7.   PROGRAM TITLE SELECTIONS

          (a) It is understood and agreed that, except as otherwise provided below, Provider shall have absolute control and discretion in the selection of the movies it contracts for with the movie studios or their distributors and provides to Hotel (the "Movies").

          (b) Provider shall provide a method whereby a guest will be able to electronically restrict persons from viewing any adult selections being offered in a Room.

          (c) When available from producing studios, the Content offered by Provider shall include first run Movies offered to Hotel that shall be no less current and offer no less variety of first run and other titles than those available at competing hotels in the country where the Hotel is located. Provider shall consult with the Hotel on a regular basis to ensure the provision of a selection of titles properly suited to each Hotel's guest profile. Hotels may review the movies and other video materials being offered by Provider, and may object to Movies it feels violate the sensitivities of the guests at a particular Hotel, and any unresolved disputes will be adjudicated by the Advisory Board established pursuant to the Master Agreement, pending which resolution the objectionable Movies shall not be offered at the Hotel.

          (d)  Provider will be solely responsible for any royalty

                                      -10-                  (02/15/95)
payable to Movie suppliers and any license fees for Movies made available on the System.

          (e) Each Hotel will be responsible for ensuring that access to the room(s) in which the central storage and transmission equipment for the System is located is restricted to persons accompanied by persons authorized by Provider to be present there except in cases of emergency. Provider shall authorize a sufficient number of persons employed by the Hotel for such purpose, Hotels will not authorize copying of any Movies and will undertake their best efforts to ensure that the Movies are exhibited in the Rooms only, and not in the public rooms and public areas (including lobbies, hallways, restaurants, bars, meeting rooms, etc.) of the Hotel. The Movies will not be exhibited other than in accordance with this Agreement. Hotel will use reasonable efforts to insure that only registered guests of the Hotel and their invitees may view the Movies.

          (f) Cassettes and other media that contain the Movies ("Cassettes") will be kept in a secure and locked area. Hotel will prevent unauthorized access to and use, exhibition or viewing of any Cassette by any person other than as set forth herein. Hotel will not permit any person to duplicate or make alterations of any kind to Cassettes. Hotel will promptly report to Provider any unauthorized use of the Cassettes as soon as a Hotel becomes aware of any such use. If Hotel has videocassette recorders installed in the Rooms, the Hotel shall agree that Provider may, where required to do so as a result-of its licensing agreements, as directed by the Hotel, either (i) disable the "record" function in such a way that does not permanently damage the videocassette equipment, but only to the extent required to comply with such restrictions, or
(ii) disable the Movie function for such Rooms.

          (g) Provider shall be responsible to ensure that any of the transmissions on the System controlled by it do not violate any applicable laws, including those of the country in which Hotel is located; including specifically any laws relating to copyright, pornography, and censorship of information or materials.

          (h) Provider shall at all times offer to the Hotel the most advanced guest video services and features (and associated technologies) it or its competitors offers to any other hotel.

8. OWNERSHIP OF THE SYSTEM.

          (a) The parties agree that the System and all equipment, materials and engineering related thereto (excepting the MATO) and which are provided by Provider are the sole and exclusive property of Provider.

          (b) Hotel shall exercise best efforts to ensure the safety and security of the System and all related property of

                                      -11-                  (02/15/95)

Provider at all times while the System is installed at the Hotel. Hotel will use its reasonable efforts to prevent any vandalism, theft, or damage of (or to any of the equipment supplied by Provider.

          (c) Hotel shall not allow, any lien, encumbrance, mortgage, claim or security interest to be attached to or be made against the System. The Hotel shall allow Provider to affix a notice or plaque to the System stating that the System is the sole and exclusive property of Provider and/or MagiNet.

          (d) Hotel shall allow authorized personnel of Provider, MagiNet or GDG, or their independent contractors to have access to the System at all times in order to conduct routine maintenance, observation and monitoring of the System, to ensure suitable operating conditions and to implement improvements in the system. Upon termination of this Agreement, Hotel will take all reasonable actions necessary to allow Provider to remove the System promptly and Provider shall remove the System no later than thirty (30) days after such termination and shall return the premises to their original condition, normal wear and tear excepted at no cost to Hotel.

          e) In the event the safety of the System is threatened due to earthquake, flood, fire, strike, civil disruption or similar causes, Provider shall be entitled to enter upon. the Hotel premises and to remove the System from danger upon reasonable notice to Hotel.

          (f) "Hotel Systems" shall mean those hardware and software systems other than the System used by Hyatt International and Hyatt Affiliates and the Hotel to deliver Content to guests in their rooms, including any transmitting devices and equipment, wiring, televisions, and cable or master antennae transmission systems, as well as all software and hardware used for Hotel's PMS and MATV.

          (g) Hotel Content, Hotel Systems, all signal boosters, wiring and faceplates, and any portions of the System that are permanently installed, or installed in such a way that the removal of that part would cause more than incidental wear and tear to the premises, and all other property at the Hotels apart from the System, shall be considered by the parties to be the sole and exclusive property of the Hotel (the "Hotel Property") . All Hotel Property shall be considered to be the property of the Hotel, irrespective of whether such information, materials, hardware and software systems are used on or developed by anyone related to MagiNet and/or GDG and/or any third parties.

          (h) The System and Content provided by Provider, MagiNet and/or GDG that is not Hotel Property shall be either the property of Provider, MagiNet or GDG or properly licensed to Provider,

                                      -12-                  (02/15/95)

MagiNet or GDG by a third party.

          (I) Equipment comprising part of the System and owned by Provider will not be removed from Hotel for any purpose whatsoever during the term of the Agreement except for purposes of repair, and when removal is necessary to ensure safety of such equipment.

9.   INSURANCE AND PROPERTY TAXES.

          (a) Provider will maintain general business risk insurance on the System at its expense.

          (b) Provider shall carry and maintain for installation, and any later work at the Hotel, worker's compensation insurance, or such other insurance as is required and or needed to pay for any actions of Provider's personnel and all such other personnel, in the amount of at least $1,000,000 combined single limit comprehensive general contractual liability insurance, and. at least $1,000,000 combined single limit vehicle liability insurance. Copies of all applicable policies and certificates of insurance shall be provided to the Hotel prior to commencement of any work on the premises of any Hotel.

          (c) Hotel shall include the System in any assessment of the real estate or personal property of the Hotel and pay such taxes as are assessed, to the extent required by law.

          (d) To the extent permitted under its existing insurance policies, Hotel shall include the System as part of its insured property and equipment.

10.  PUBLICITY REGARDING THE SYSTEM.

Hotel and the staff and the employees of the Hotel shall adequately publicize the existence of the System and access to the Programs 'for use by guests as determined by Hotel in its sole discretion. Hotel hereby acknowledges that the success of the System installed by Provider depends on the response of the Hotel's employees to guests, inquiries in a proper manner to encourage guests' use and enjoyment of the System. If Provider shall develop and provide to Hotel in-room or other advertising materials to encourage use of the System by guests of the Hotel, Hotel shall place such material in the Rooms or elsewhere at the Hotel, provided that Hotel Provider finds such materials to be suitable to the decorum of the Rooms.

11.  TRAINING AND CONSULTATION.

     (a) To enable each Hotel to generate suitable promotional material related to the use of the System and to enable personnel of each Hotel to advise and encourage guests regarding

                                     -13-                   (02/15/95)
their use of the System, Provider will provide a one-time training course on the use and operation of the System for as many employees as Hotel deems desirable at no charge. Such training shall take place within sixty (60) days of the installation done under this Agreement.

     (b) Hotel will exercise best efforts to provide complimentary accommodations for Provider training personnel. In addition, Provider, MagiNet and GDG personnel will be reasonably available at no charge for telephone consultation to personnel of Hotels to provide further assistance regarding use and operation' of the Systems, including an in-country telephone number staffed on a twenty-four hour basis.

     12.  CONFIDENTIALITY

     The parties agree that the functions and components of the System, facts regarding the equipment and materials related thereto, the manner of operation thereof and the terms of this Agreement, including without limitation Rental Fees payable hereunder, all constitute proprietary information of Provider. Hotel shall not permit any third party to have access to the System other than such of the Hotel's maintenance personnel as may be reasonably necessary to enable Hotel to provide the Hotel Facilities and otherwise as expressly permitted by Provider in writing.

     13   REPRESENTATIONS AND COVENANTS

     The Parties represent, undertake and covenant with each other that throughout the duration of this Agreement:

     (a)  Authority. The Parties warrant and represent that each has full legal
          ---------
power and authority to enter into this Agreement and to perform all of its obligations hereunder and that this Agreement is within its authority and that all necessary corporate action has been taken to authorize it to enter into this Agreement and perform its obligations hereunder.

     (b)  Compliance. Each party will comply, and will ensure that performance
          ----------
of its obligations hereunder complies, with all applicable laws, ordinances, rules, regulations, orders, licenses, permits or other requirements now or hereafter in effect, of any governmental authority. Without limiting the generality of the foregoing, to the extent any filing with, or any license, approval or other agreement of, any applicable authority is required for performance of any of the either party's obligations, such party will file the appropriate documents and will maintain such documents on file, which Provider may inspect upon demand.

     14.  DEFAULT

                                      -14-                  (02/15/95)

     (a)  Default. Either Hotel or Provider shall be in default under this
          -------
Agreement if it (i) shall be adjudicated bankrupt or petition for relief under any bankruptcy, reorganization receivership, liquidation, compromise arrangement or moratorium statute, or (ii) shall petition for the appointment of a receiver, liquidation, compromise arrangement or moratorium statute, or (iii) shall petition for the appointment of a receiver, liquidator, trustee or custodian for all or part of its assets.

     (b)  Notice of Non-performance. Hotel or Provider shall also be in default
          -------------------------
under this Agreement if it (or any associated or affiliated entity so required) should fail to perform or comply with any material obligation under this Agreement or under the Master Agreement intended to benefit either party and either (i) such failure is not remedied within sixty (60) days after receipt of notice from the other party of such failure or (ii) if such default is of a nature that it cannot, with due diligence and in good faith, be cured within sixty (60) days, the non-performing party fails to proceed promptly and with due diligence and in good faith to cure such failure of performance. In each instance the non-performing party shall be informed in writing by the other party of the circumstances of such non-performance.

     (c)  Remedies. If any of the events of default set out in Section 14(a) or
          --------
(b) above should occur, the party not in default may exercise any or all of the following remedies: (i) cancel and terminate this Agreement (which termination for purposes of Section 6(b) shall become effective sixty (60) days after the original notice to the defaulting party of the failure to perform or comply) ,
(A) obtain injunctive and other equitable relief, and (ii) obtain such damages and other rights and remedies as the party not in default may have at law, and
(iv) undertake either step(s) (i) and/or (ii) while retaining the System in place (subject to continuance of all other material terms and conditions herein and until a replacement vendor can be selected in an orderly transition to that vendor's technology).

     (d)  Master Agreement. In the event the Master Agreement is terminated for
          ----------------
any reason Hotel shall have the option, exercisable within thirty (30) days, to terminate this Agreement, otherwise this Agreement shall continue in full force and effect according to the terms herein. Default under or termination of this Agreement shall not be considered a default for the purposes of the Master Agreement except as specifically provided therein.

15.  MARKETING AND PROMOTION.

     (a) Any marketing and promotion that occurs with respect to the System in connection with the Hotel shall be first approved by the Hotel.

                                      -15-                  (02/15/95)

     (b) No party is or shall act as the agent for any other party, and no statement may be made that can be attributable to a party, or any of its affiliated or related companies or entities, without first obtaining such entity's permission for the statement.

     (c) The parties agree to cooperate with each other to promote the use of the System.


16.  GENERAL TERMS

     (a) Provider shall indemnify and hold the Hotel, and all related entities and persons, including their affiliates, agents, officers, directors and employees, harmless from any and all actions, costs, losses, expenses and/or damages resulting from Provider's activities and the activities of any entity for which they have assumed responsibility hereunder, pursuant to or relating or incidental to this Agreement. Such indemnification shall specifically include any and all actions alleged to involve intellectual property and any other action of any kind.

     (b) Provider agrees to be fully responsible for all subcontractors who may be chosen for actions to be taken under this Agreement, including full indemnity for the actions of any subcontractor or any of the subcontractor's employees.

     (c) Hotel shall be required insofar as is commercially reasonable to notify Provider of any video recording and/or playback devices and related content that are provided by the Hotel to its guests.

     (d) Except as required by Provider, MagiNet or GDG licensing agreements with others, nothing herein may be used by Provider or MagiNet or GDG to limit the Hotel in their promotion of any Content whatsoever, which promotion shall be entirely within the Hotels' reasonable discretion.

     (e)  This Hotel Agreement will be governed by the laws of.........


     (f) Except as otherwise set forth herein, the provisions hereof will be binding upon, and will inure to the benefit of, the respective successors and assigns of the parties hereto; provided that no assignment of this Agreement will be made by Provider without the express prior written consent of Hotel, such consent not to be unreasonably withheld. It is expressly understood that Provider may assign this Agreement without consent, specifically including: (i) an assignment by Provider to a creditor for debt financing purposes, provided that such creditor has agreed in writing to abide by the terms of this Agreement, and (ii) an assignment to a subsidiary or related entity of Provider, so long as Provider remains primarily liable. Notwithstanding any

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

assignment, none of the System or other Provider property may be removed from the Hotel prior to the Hotel's uncured default or termination of this Agreement, free of any claims on the System.

     (g) This Agreement may be modified or amended only by a written agreement signed by both parties. No waiver by either party of any breach or default hereunder will be construed as a waiver of any precedent or subsequent breach or default.

     (h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and merges and supersedes all prior discussions and understanding between the parties related thereto, whether written or oral.

     (i) Where a party is unable, wholly or in part, by reason of Force Majeure, to carry out any obligations under this Agreement and that party; (i) gives the affected party prompt notice of that Force Majeure with reasonably full particulars and, insofar as known, the probable extent to which it will be unable to perform or be delayed in performing that obligation; and (ii) uses all reasonable efforts to remove that Force Majeure as quickly as possible; then that obligation is; suspended insofar as it is affected by the continuance of that Force Majeure provided that this section will not operate to relieve any party of any obligation to pay money. In the event any Force Majeure prevents performance under this Agreement by either party which continues in existence for more than thirty (30) days, the parties will meet in good faith to discuss the situation and to make all reasonable efforts to achieve a mutually satisfactory resolution of the problem so that Force Majeure no longer prevents performance under this Agreement, provided that the Hotel shall have the option to terminate the Agreement for any Force Majeure event that last longer than one hundred and eighty (180) days.

     (j) Any and all disputes arising under or in any way connected or related to this Agreement, and any subject matters covered by this Agreement, shall be finally adjudicated and resolved through final and binding arbitration in _________, accordance with the Rules of Arbitration of the United Nations Commission on international Trade Law (UNCITRAL). Interim court relief may be sought at any time by any party, and any request for interim relief shall not be considered a bar to arbitration, nor limit the power of the arbitrator to change any interim relief awarded during the course of the arbitration.

     (k) In the event that materially better terms than those stated herein are offered by Provider to any similar hotel located in the same city as the Hotel, the Hotel will be offered all the same terms and conditions, and any less favorable payments made or receipts obtained subsequent to their being contracted with another customer but prior to the effective date of the change in the terms in this Agreement shall be reimbursed to or for the Hotel.

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

     (l) Subject to the provisions of this Agreement, all Intellectual Property owned by, the Hotel and any related entities shall be and remain the property of those entities. Provider, MagiNet and GDG and any related entities shall be provided the limited right to use and practice such Intellectual Property solely for the purpose Of ensuring that they can perform under this Agreement.

     (m)  Subject to the provisions of this Agreement, all Intellectual
Property of Provider, MagiNet and GDG and any related entities shall be and remain the property of those entities. The Hotel and any related entities shall be provided the limited right to use and practice such Intellectual Property solely for the purposes described in this Agreement.

IN WITNESS WHEREOF, this Hotel Agreement is entered into by the parties hereto
this.....day of......., 19...

[PROVIDER)                          [HOTEL]

By:                                 By:
Title:                              Title:

                                      -18-                  (02/15/95)